SEPARATION AGREEMENT
by and between
BIOGEN INC.
and
BIOVERATIV INC.

Dated as of January 31, 2017

TABLE OF CONTENTS
Page
Article I

DEFINITIONS AND INTERPRETATION
Section 1.1General    2
Section 1.2References; Interpretation    15
Article II

THE SEPARATION
Section 2.1General    16
Section 2.2Restructuring: Transfer of Assets; Assumption of Liabilities    16
Section 2.3Treatment of Shared Contracts    18
Section 2.4Intercompany Accounts    19
Section 2.5Limitation of Liability    19
Section 2.6Transfers Not Effected at or Prior to the Distribution Effective Time; Transfers Deemed Effective as of the Distribution Effective Time    20
Section 2.7Further Assurances    22
Section 2.8Novation of Biogen Retained Liabilities; Indemnification    23

i

Section 2.9Novation of Bioverativ Liabilities; Indemnification    24
Section 2.10Disclaimer of Representations and Warranties    25
Section 2.11Cash Management    26
Article III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
Section 3.1Transaction Agreements    26
Article IV

THE DISTRIBUTION
Section 4.1Stock Dividend; Distribution    26
Section 4.2Fractional Shares    27
Section 4.3Actions in Connection with the Distribution    27
Section 4.4Sole Discretion of Biogen    28
Section 4.5Conditions to Distribution    28
Article V

CERTAIN COVENANTS
Section 5.1Non-Solicit; Non-Hire    29

Section 5.2Certain Restrictions    30
Section 5.3No Right to Use Regulatory Information    31
Section 5.4Use of Retained Names and Marks    32
Article VI

INDEMNIFICATION
Section 6.1Release of Pre-Distribution Claims    34
Section 6.2Indemnification by Biogen    37
Section 6.3Indemnification by Bioverativ    37
Section 6.4Procedures for Indemnification    37
Section 6.5Indemnification Obligations Net of Insurance Proceeds and Other Amounts    40
Section 6.6Contribution    41
Section 6.7Additional Matters; Survival of Indemnities    41
Article VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 7.1Preservation of Information    42

Section 7.2Financial Statements and Accounting    43
Section 7.3Provision of Information    43
Section 7.4Witness Services; Cooperation    45
Section 7.5Reimbursement; Other Matters    45
Section 7.6Confidentiality    45
Section 7.7Privilege Matters    47
Section 7.8Ownership of Information    50
Section 7.9Other Agreements    50
Article VIII

DISPUTE RESOLUTION
Section 8.1Negotiation.    50
Section 8.2Continuity of Service and Performance    51
Article IX

INSURANCE MATTERS
Section 9.1Rights to Biogen Policies    51
Section 9.2Claims    52

Article X

MISCELLANEOUS
Section 10.1Complete Agreement; Construction    52
Section 10.2Transaction Agreements    53
Section 10.3Counterparts    53
Section 10.4Survival of Agreements    53
Section 10.5Fees, Costs and Expenses    53
Section 10.6Notices    54
Section 10.7Waivers    54
Section 10.8Assignment    54
Section 10.9Successors and Assigns    54
Section 10.10Termination and Amendment    55
Section 10.11Payment Terms    55
Section 10.12Specific Performance    55
Section 10.13Subsidiaries    56

v

Section 10.14Third Party Beneficiaries    56
Section 10.15Titles and Headings    56
Section 10.16Exhibits and Schedules    56
Section 10.17Governing Law    56
Section 10.18Consent to Jurisdiction.    56
Section 10.19Waiver of Jury Trial    57
Section 10.20Severability    57
Section 10.21Public Announcements    57
Section 10.22Interpretation    58
Section 10.23No Duplication; No Double Recovery    58
Section 10.24No Waiver    58
Section 10.25No Admission of Liability    58

List of Exhibits
Exhibit A    Employee Matters Agreement
Exhibit B    IP License Agreement
Exhibit C    Manufacturing and Supply Agreement
Exhibit D    Tax Matters Agreement
Exhibit E    Transition Services Agreement

List of Schedules

Schedule 1.1(12)(ii)(1)	Registered Bioverativ Intellectual Property
Schedule 1.1(12)(ii)(2)	Other Bioverativ Intellectual Property
Schedule 1.1(12)(vii)	Bioverativ Contracts
Schedule 1.1(12)(xiii)	Other Bioverativ Assets
Schedule 1.1(12)(xiv)	Bioverativ Real Property
Schedule 1.1(12)(xv)	Bioverativ Tangible/Fixed Assets
Schedule 1.1(14)	Description of Bioverativ Discovery and Research and Development Projects
Schedule 1.1(19)(vii)	Other Bioverativ Liabilities
Schedule 1.1(19)(ix)	Bioverativ Actions
Schedule 1.1(20)	Bioverativ Products
Schedule 1.1(35)(i)	Excluded Manufacturing Related Assets
Schedule 1.1(35)(ii)	Excluded Intellectual Property
Schedule 1.1(35)(iii)	Excluded Contracts
Schedule 1.1(36)(i)	Excluded Liabilities
Schedule 1.1(36)(ii)	Biogen Distribution Disclosure Document Liabilities
Schedule 2.3(a)	Shared Contracts
Schedule 2.4	Settlement of Intercompany Accounts
Schedule 2.5	Contracts Surviving Separation

Index of Defined Terms
Defined Term    Section

Action    1.1(1)

Affiliate	1.1(2)

Agreement	Preamble

Ancillary Agreements	1.1(3)

Assets	1.1(4)

Assume	2.2(b)(iii)

Biogen	Preamble

Biogen Claim	6.3

Biogen Common Stock	1.1(5)

Biogen Designees	1.1(6)

Biogen Group	1.1(7)

Biogen Indemnitees	1.1(8)

Biogen Released Liabilities	6.1(a)(i)

Biogen Retained Assets	1.1(9)

Biogen Retained Business	1.1(10)

Biogen Retained Liabilities	1.1(11)

Bioverativ	Preamble

Bioverativ Assets	1.1(12)

Bioverativ Balance Sheet	1.1(13)

Bioverativ Business	1.1(14)

Bioverativ Claim	6.2

Bioverativ Common Stock	1.1(15)

Bioverativ Designees	1.1(16)

Bioverativ Group	1.1(17)

Bioverativ Indemnitees	1.1(18)

Bioverativ Liabilities	1.1(19)

Bioverativ Records	1.1(12)(xii)

Bioverativ Released Liabilities	6.1(a)(ii)

Board	Recitals

Business Day	1.1(21)

Claiming Party	6.4(b)

Commission	1.1(22)

Confidential Information	1.1(23)

Consents	1.1(24)

Contract	1.1(25)

Conveyancing and Assumption Instruments	1.1(26)

Copyrights	1.1(48)

Delaware Courts	10.18

Direct Claim	6.4(b)

Dispute Notice	8.1

Disputes	8.1

Distribution	Recitals

Distribution Agent	1.1(27)

Distribution Date	1.1(28)

Distribution Disclosure Documents	1.1(29)

Distribution Effective Time	1.1(30)

Distribution Ratio	1.1(30)

DMF Business	1.1(10)

Employee Matters Agreement	1.1(33)

Exchange Act	1.1(34)

Excluded Assets	1.1(34)

Excluded Liabilities	1.1(36)

Field of MS	1.1(10)

Field of Non-Malignant Hematology	1.1(10)

Final Determination	1.1(39)

Form 10	1.1(40)

Governmental Entity	1.1(41)

Group	1.1(42)

Indemnifiable Losses	1.1(43)

Indemnifying Party	1.1(44)

Indemnitee	1.1(45)

Indemnity Payment	6.5(a)

Information Statement	1.1(46)

Insurance Proceeds	1.1(47)

Intellectual Property	1.1(48)

Intercompany Account	1.1(49)

Internal Reorganization	1.1(50)

IP License Agreement	1.1(51)

Know-How	1.1(48)

Law	1.1(52)

x

Liabilities	1.1(53)

Manufacturing and Supply Agreement	1.1(76)

NASDAQ	1.1(55)

Negotiation Period	8.1

Parties	Preamble

Party	Preamble

Patents	1.1(48)

Person	1.1(56)

Policies	1.1(57)

Prime Rate	1.1(58)

Privilege	1.1(58)

Privileged Information	8.17(b)

Products	1.1(20)

Record Date	1.1(60)

Registered	1.1(61)

Regulatory Authorization Date	1.1(61)

Representatives	1.1(61)

Securities Act	1.1(64)

Security Interest	1.1(65)

Separation	Recitals

Shared Contract	1.1(64)

Shared Privileged Information	8.17(b)

Subsidiary	1.1(67)

Tax	1.1(68)

Tax Contest	1.1(69)

Tax Matters Agreement	1.1(70)

Tax Opinion	4.5(c)

Tax Returns	1.1(71)

Taxing Authority	1.1(72)

Third Party	1.1(73)

Third Party Agreements	1.1(74)

Third Party Claim	6.4(b)

Third Party Proceeds	6.5(a)

Trademarks	1.1(48)

Transaction Agreement	1.1(76)

Transfer	2.2(b)(i)

Transition Services Agreement	1.1(76)

SEPARATION AGREEMENT
This SEPARATION AGREEMENT (this “Agreement”), dated as of January 31, 2017, is entered into by and between Biogen Inc. (“Biogen”), a Delaware corporation, and Bioverativ Inc. (“Bioverativ”), a Delaware corporation and a wholly owned subsidiary of Biogen. “Party” or “Parties” means Biogen or Bioverativ, individually or collectively, as the case may be. Each capitalized term used and not elsewhere defined herein has the meaning set forth in Section 1.1.
W I T N E S S E T H:
WHEREAS, Biogen, acting together with its Subsidiaries, currently conducts the Biogen Retained Business and the Bioverativ Business;
WHEREAS, the Board of Directors of Biogen (the “Board”) has determined that it is appropriate, desirable and in the best interests of Biogen and its stockholders to separate Biogen into two separate, publicly traded companies, one for each of (i) the Biogen Retained Business, which shall be owned and conducted, directly or indirectly, by Biogen and its Subsidiaries and (ii) the Bioverativ Business, which shall be owned and conducted, directly or indirectly, by Bioverativ and its Subsidiaries (the “Separation”);
WHEREAS, as part of and to implement the Separation, Biogen shall cause the Distribution Agent to issue pro rata to the Record Holders pursuant to the Distribution Ratio, all of the issued and outstanding shares of Bioverativ Common Stock (such issuance, the “Distribution”) on the terms and conditions set forth in this Agreement;
WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and certain other agreements relating to the relationship of Biogen and Bioverativ and their respective Subsidiaries following the Distribution;
WHEREAS, (i) the Board has (x) determined that the Separation and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined below) have a valid business purpose, are in furtherance of and consistent with its business strategy and are in the best interests of Biogen and its stockholders and (y) approved this Agreement and each of the Ancillary Agreements and (ii) the board of directors of Bioverativ has approved this Agreement and each of the Ancillary Agreements to which Bioverativ is a party;
WHEREAS, it is the intention of the Parties that the Separation will qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986; and

WHEREAS, this Agreement is intended to be a “plan of reorganization” within the meaning of Treas. Reg. Section 1.368-2(g);
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Article I

DEFINITIONS AND INTERPRETATION
Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:
(1)    “Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.
(2)    “Affiliate” means, when used with respect to a specified Person and at a point in, or with respect to a period of, time, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person at such point in or during such period of time. For the purposes of this definition, “control”, when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of its Group shall be deemed to be an Affiliate of the other Party or a member of such other Party’s Group solely by reason of having common stockholders or one or more directors in common or by reason of having been under common control of Biogen prior to the Distribution Effective Time.
(3)    “Ancillary Agreements” means the Transaction Agreements other than this Agreement, all Conveyancing and Assumption Instruments and any and all other agreements entered into by the Parties or members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation or the other transactions contemplated by the Transaction Agreements.
(4)    “Assets” means all rights, title and ownership interests in and to all rights, properties, claims, Contracts, businesses, or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected on the books and records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes (including any Tax items, attributes or rights to receive any Tax Refunds (as defined in the Tax Matters Agreement)) shall not be treated as Assets governed by this Agreement.
(5)    “Biogen Common Stock” means the common stock of Biogen, par value $0.0005 per share.
(6)    “Biogen Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Biogen and that will be members of the Biogen Group as of immediately prior to the Distribution Effective Time. For clarity, members of the Biogen Group party to any Conveyancing and Assumption Instrument shall be a Biogen Designee for purposes of this Agreement.
(7)    “Biogen Group” means (a) prior to the Distribution Effective Time, Biogen and each entity that will be a Subsidiary of Biogen immediately following the Distribution Effective Time and (b) from and after the Distribution Effective Time, Biogen and each entity that is a Subsidiary of Biogen.
(8)    “Biogen Indemnitees” means the members of the Biogen Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, administrators, successors and assigns of any of the foregoing.
(9)    “Biogen Retained Assets” means (i) any and all Assets of Biogen or any of its Subsidiaries that are not Bioverativ Assets and, after the Distribution Effective Time, any and all Assets that are acquired or otherwise become Assets of any member of the Biogen Group and (ii) any Assets that are held by the Bioverativ Group or the Biogen Group immediately prior to the Distribution Effective Time not exclusively related to the Bioverativ Business that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as a Biogen Retained Asset based on the principles set forth in this Section 1.1(9); provided, that no Asset shall be a Biogen Retained Asset solely as a result of this clause (ii) unless a claim with respect thereto is made by Biogen on or prior to the date that is fifteen (15) months after the Distribution Date. For clarity, Biogen Retained Assets shall include all Excluded Assets.
(10)    “Biogen Retained Business” means those businesses, operations and activities of Biogen or any of its Subsidiaries (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) other than the Bioverativ Business and, after the Distribution Effective Time, those entities or businesses acquired or established by or for any member of the Biogen Group.

(11)    “Biogen Retained Liabilities” means (i) all Liabilities of Biogen or any of its Subsidiaries that are not Bioverativ Liabilities, and, after the Distribution Effective Time, all Liabilities of each member of the Biogen Group and (ii) any and all other Liabilities of Biogen or any of its Subsidiaries immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a Biogen Retained Liability based on the principles set forth in this Section 1.1(11); provided, that no Liability shall be a Biogen Retained Liability solely as a result of this clause (ii) unless a claim with respect thereto is made by Biogen or Bioverativ on or prior to the date that is fifteen (15) months after the Distribution Date. For clarity, Biogen Retained Liabilities shall include all Excluded Liabilities.
(12)    “Bioverativ Assets” means the following, but in each case excluding the Excluded Assets:
(i)    all interests in the capital stock of, or any other equity interests in, the members of the Bioverativ Group held, directly or indirectly, by Biogen immediately prior to the Distribution Effective Time (other than the capital stock of Bioverativ);
(ii)    all Intellectual Property that is exclusively related to the Bioverativ Business, including the Registered Intellectual Property identified on Schedule 1.1(12)(ii)(1) and all Intellectual Property identified on Schedule 1.1(12)(ii)(2);
(iii)    any and all Assets that are expressly allocated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Bioverativ Group, including any and all cash and cash equivalents expressly allocated to Bioverativ pursuant to Section 2.11;
(iv)    any and all Assets reflected on the Bioverativ Balance Sheet (including accounts receivable outstanding as of the Distribution Date but excluding cash and cash equivalents, the allocation of which shall be governed by Section 2.11) or the accounting records supporting such balance sheet, subject to any dispositions of any of such Assets subsequent to the date of the Bioverativ Balance Sheet;
(v)    any and all Assets acquired by or for any member of the Bioverativ Group subsequent to the date of the Bioverativ Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Bioverativ Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Bioverativ Balance Sheet;
(vi)    all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to the Bioverativ Products, including all rights and claims of either Party or any of its Subsidiaries as of the Distribution Effective Time to all clinical study data, reports and analyses, product registrations and applications and marketing registrations and applications (which shall include all United States Food and Drug Administration and other similar regulatory approvals and licenses related to, and all related applications and other information submitted for the purposes of or prepared in connection with obtaining the approval for, a Bioverativ Product) to the extent related to the Bioverativ Products;
(vii)    all Contracts to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, in each case, as of immediately prior to the Distribution Effective Time exclusively related to the Bioverativ Business and any rights or claims arising thereunder, including the Contracts listed on Schedule 1.1(12)(vii);
(viii)    the portion of any Shared Contract that relates to the Bioverativ Business;
(ix)    all transferable licenses, permits, registrations, approvals and authorizations of either Party or any of the members of its Group as of immediately prior to the Distribution Effective Time which have been issued by any Governmental Entity and which relate exclusively to, or are used exclusively in, the Bioverativ Business or the Bioverativ Assets, and any rights or claims arising thereunder;
(x)    any and all Bioverativ Product Drug Product (as defined in the Manufacturing and Supply Agreement) and Finished Goods (as defined in the Manufacturing and Supply Agreement) inventory held by or for the account of Biogen or any of its Subsidiaries immediately prior to the Distribution Effective Time;
(xi)    all rights, claims, credits, causes of action or rights of set-off against Persons other than members of the Biogen Group relating exclusively to the Bioverativ Business or the Bioverativ Assets, including unliquidated rights under Third Party manufacturers’ and vendors’ warranties;

(xii)    to the extent in the possession of any member of the Biogen Group or the Bioverativ Group immediately prior to the Distribution Effective Time (and other than Intellectual Property) (A) all business records to the extent exclusively related to the Bioverativ Assets or Bioverativ Liabilities, including the company minute books and related equity or membership records of the members of the Bioverativ Group, information and records used to demonstrate compliance with applicable Law and any other compliance records related to the Bioverativ Business; (B) all of the separate financial and property Tax records of the members of the Bioverativ Group that do not form part of the general ledger of any member of the Biogen Group; and (C) all other books, records, ledgers, files, documents, correspondence, lists, plats, drawings, photographs, product literature, equipment test records, advertising and promotional materials, distribution lists, customer lists, supplier lists, studies, reports, operating, production and other manuals, manufacturing and quality control records and procedures, research and development files, accounting and business books, records, files, documentation and materials, in all cases whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form, to the extent exclusively related to the Bioverativ Business (collectively, the “Bioverativ Records”); provided, however, that: (x) Biogen shall be entitled to retain a copy of any and all Bioverativ Records; (y) Biogen shall be entitled to retain any materials in clauses (A) and (C) that are not reasonably practicable to identify and extract subject to the right of access pursuant to Section 7.3; and (z) Biogen shall be entitled to redact any portion of the Bioverativ Records to the extent related to any matter other than the Bioverativ Business; provided, however, that such retained materials shall be deemed Confidential Information of Bioverativ and subject to the provisions of Section 7.6;
(xiii)    the Assets listed or described on Schedule 1.1(12)(xiii) (which for the avoidance of doubt is not a comprehensive listing of all Bioverativ Assets and is not intended to limit other clauses of this definition of “Bioverativ Assets”);
(xiv)    the facilities and other real property listed or described on Schedule 1.1(12)(xiv);
(xv)    all tangible equipment (including information technology, equipment and machinery), infrastructure, wires, supplies and other tangible property that is owned by, leased to or licensed to Biogen or any of its Subsidiaries immediately prior to the Distribution Effective Time and exclusively related to the Bioverativ Business, including the information technology Assets listed or described on Schedule 1.1(12)(xv);

(xvi)    any and all other Assets that relate exclusively to or are used exclusively in the Bioverativ Business or exclusively related to a Bioverativ Asset that are held by the Bioverativ Group or the Biogen Group immediately prior to the Distribution Effective Time; and
(xvii)    any and all other Assets that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Assets as of the date of this Agreement, would have otherwise been classified as Bioverativ Assets based on the principles set forth in this Section 1.1(12); provided, that no Asset shall be a Bioverativ Asset solely as a result of this clause (xvii) unless a claim with respect thereto is made by Bioverativ on or prior to the date that is fifteen (15) months after the Distribution Date.
Notwithstanding the foregoing or anything to the contrary herein, “Bioverativ Asset” shall not include any rights or interests in or to any Intellectual Property except to the extent set forth in clause (ii) of this Section 1.1(12) (including the Schedules referred to in Section 1.1(12)(ii)).
(13)    “Bioverativ Balance Sheet” means the pro forma balance sheet of the Bioverativ Group, including the notes thereto, as of September 30, 2016, as included in the Information Statement.
(14)    “Bioverativ Business” means: (i) the business, operations and activities conducted at any time prior to the Distribution Effective Time by either Party or any of its Subsidiaries to the extent relating to, arising out of or resulting from the Bioverativ Products (including the discovery, research, development, importation, exportation, marketing, distribution, promotion and sale of such Bioverativ Products worldwide); and (ii) the business, operations and activities conducted at any time prior to the Distribution Effective Time by or on behalf of either Party or any of its Subsidiaries to the extent related to the discovery, research and development projects listed and described on Schedule 1.1(14), including the operations and activities of any member of the Bioverativ Group conducted prior to the Distribution Effective Time relating to the foregoing.
(15)    “Bioverativ Common Stock” means the common stock of Bioverativ, par value $0.001 per share.
(16)    “Bioverativ Designees” means any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Bioverativ and that will be members of the Bioverativ Group as of immediately prior to the Distribution Effective Time.
(17)    “Bioverativ Group” means (a) Bioverativ and each entity that is a Subsidiary of Bioverativ or will be a Subsidiary of Bioverativ immediately following the Distribution Effective Time and (b) on and after the Distribution Effective Time, Bioverativ and each entity that is a Subsidiary of Bioverativ. For clarity, members of the Bioverativ Group party to any Conveyancing and Assumption Instrument shall be a Bioverativ Designee for purposes of this Agreement.
(18)    “Bioverativ Indemnitees” means the members of the Bioverativ Group and their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, each of the heirs, executors, administrators, successors and assigns of any of the foregoing.
(19)    “Bioverativ Liabilities” means, without duplication, but in each case excluding the Excluded Liabilities:
(i)    any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of the Bioverativ Business, as conducted at any time, including prior to, at or after the Distribution Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Bioverativ Group or the Biogen Group);
(ii)    any and all Liabilities to the extent relating to, arising out of or resulting from the conduct of any business by any member of the Bioverativ Group at any time after the Distribution Effective Time (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Bioverativ Group);
(iii)    any and all Liabilities to the extent relating to, arising out of or resulting from any Bioverativ Asset, whether arising before, on or after the Distribution Effective Time;
(iv)    any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or retired or satisfied by any member of the Bioverativ Group;

(v)    any and all Liabilities reflected on the Bioverativ Balance Sheet or the accounting records supporting such balance sheet (including all outstanding accounts payable as of the Distribution Date) and any and all Liabilities incurred by or for Bioverativ or any member of the Bioverativ Group or Biogen Group subsequent to the date of the Bioverativ Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Bioverativ Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Bioverativ Balance Sheet; it being understood that (A) the Bioverativ Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Bioverativ Liabilities pursuant to this clause (v); and (B) the amounts set forth on the Bioverativ Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Bioverativ Liabilities pursuant to this clause (v);
(vi)    any and all Liabilities to the extent relating to, arising out of or resulting from the manufacture of Bioverativ Products prior to the Distribution Effective Time by any member of the Bioverativ Group or the Biogen Group;
(vii)    the Liabilities listed or described on Schedule 1.1(19)(vii);
(viii)    any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, with respect to all information contained in the Distribution Disclosure Documents, except to the extent specifically enumerated in clause (ii) of the definition of “Excluded Liabilities”;
(ix)    any and all Liabilities arising directly or indirectly from Actions to the extent relating to the Bioverativ Assets, the Bioverativ Business or any Bioverativ Liability, including in respect of any alleged tort, breach of Contract, violation or noncompliance with Law or any licenses, permits, registrations, approvals and authorizations, whether arising prior to, on or after the Distribution Date, including the Actions listed on Schedule 1.1(19)(ix);
(x)    any and all other Liabilities that are held by the Bioverativ Group or the Biogen Group immediately prior to the Distribution Effective Time that were inadvertently omitted or assigned that, had the Parties given specific consideration to such Liabilities as of the date of this Agreement, would have otherwise been classified as a Bioverativ Liability based on the principles set forth in this Section 1.1(19); provided, that no Liability shall be a Bioverativ Liability solely as a result of this clause (x) unless a claim with respect thereto is made by Biogen or Bioverativ on or prior to the date that is fifteen (15) months after the Distribution Date.
(20)    “Bioverativ Products” means the products described on Schedule 1.1(20).
(21)    “Business Day” means any day other than Saturday or Sunday and any other day on which commercial banking institutions located in New York, New York are required, or authorized by Law, to remain closed.
(22)    “Commission” means the U.S. Securities and Exchange Commission.
(23)    “Confidential Information” means, with respect to a Party, all confidential or proprietary information to the extent concerning: (i) such Party or any of its Subsidiaries, (ii) with respect to Bioverativ, the Bioverativ Business, any Bioverativ Assets or any Bioverativ Liabilities and (iii) with respect to Biogen, the Biogen Retained Business, any Biogen Retained Assets or any Biogen Retained Liabilities, in each case including any such information furnished pursuant to Article VII or otherwise pursuant to this Agreement or any Ancillary Agreement; provided, however, that “Confidential Information” shall not include any Information that is (i) in the public domain or known to the public through no fault of the receiving Party or any of its Subsidiaries, (ii) lawfully acquired after the Distribution Effective Time by the receiving Party or any of its Subsidiaries from Third Parties not known to be subject to confidentiality obligations with respect to such information or (iii) independently developed by the receiving Party or any of its Subsidiaries after the Distribution Effective Time without reference to any Confidential Information of the disclosing Party or any of its Subsidiaries. For the avoidance of doubt, subject to the foregoing proviso, any information that Bioverativ receives from any Third Party Manufacturer (as defined in the Manufacturing and Supply Agreement) or other third party contractor retained by any member of the Biogen Group regarding its technology, products, business or objectives shall be deemed to be Confidential Information of Biogen, and any pricing or other information relating to the Drug Product (as defined in the Manufacturing and Supply Agreement) or Finished Goods (as defined in the Manufacturing and Supply Agreement) shall be deemed to be the Confidential Information of both Parties.

(24)    “Consents” means any consents, waivers, notices, reports or other filings to be obtained from or made, including with respect to any Contract, or any registrations, licenses, permits, authorizations to be obtained from, or approvals from, or notification requirements to, any Third Parties, including any Governmental Entity.
(25)    “Contract” means any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).
(26)    “Conveyancing and Assumption Instruments” means, collectively, the various Contracts (other than any Transaction Agreement) by and between or among any member(s) of the Biogen Group, on one hand, and any member(s) of the Bioverativ Group, on the other hand, including related local asset transfer agreements or intellectual property assignment agreements and other documents entered into prior to the Distribution Effective Time and to be entered into, in each case to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by the Transaction Agreements, in such form or forms as the applicable parties thereto agree.
(27)    “Distribution Agent” means Computershare Trust Company, N.A.
(28)    “Distribution Date” means the date, as shall be determined by the Board, on which the Distribution occurs.
(29)    “Distribution Disclosure Documents” means the Form 10 and all exhibits thereto (including the Information Statement), any current reports on Form 8-K and the registration statement on Form S-8 related to securities to be offered under Bioverativ’s employee benefit plans, in each case as filed or furnished by Bioverativ with or to the Commission in connection with the Distribution and including any amendments or supplements thereto.
(30)    “Distribution Effective Time” means 12:01 a.m. on February 1, 2017, Eastern time, on the Distribution Date.
(31)    “Distribution Ratio” means one share of Bioverativ Common Stock for every two shares of Biogen Common Stock.
(32)    “DMF Business” means discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any pharmaceutical product that contains dimethyl fumarate.

(33)    “Employee Matters Agreement” means the Employee Matters Agreement by and between Biogen and Bioverativ, in the form attached hereto as Exhibit A.
(34)    “Exchange Act” means the Securities Exchange Act of 1934.
(35)    “Excluded Assets” means: (i) the manufacturing related Assets listed or described on Schedule 1.1(35)(i); (ii) the Intellectual Property listed or described on Schedule 1.1(35)(ii); (iii) the Contracts listed or described on Schedule 1.1(35)(iii); (iv) all cash and cash equivalents, except to the extent expressly allocated to the Bioverativ Group pursuant to Section 2.11; (v) any and all Bioverativ Product Drug Substance (as defined in the Manufacturing and Supply Agreement) inventory and other raw materials used in the manufacture of Bioverativ Product Drug Product (as defined in the Manufacturing and Supply Agreement) held by or for the account of Biogen or any of its Subsidiaries immediately prior to the Distribution Effective Time; (vi) subject to the rights of the Bioverativ Group pursuant to Article IX, all Policies binders and claims and rights thereunder and all prepaid insurance premiums (other than any insurance policies acquired prior to the Distribution Effective Time directly by and in the name of Bioverativ or a member of the Bioverativ Group); (vii) any and all work papers of Biogen’s auditors and any other Tax records (including accounting records) of any Biogen Group member (which will be addressed in the Tax Matters Agreement); and (viii) any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets which have been or are to be retained by, or Transferred to, any member of the Biogen Group.
(36)    “Excluded Liabilities” means (i) the Liabilities listed or described on Schedule 1.1(36)(i), (ii) with respect to all information contained in the Distribution Disclosure Documents, any and all Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading described in the sections of the Distribution Disclosure Documents referenced in Schedule 1.1(36)(ii) that is expressly related to the Biogen Group and not related to the Bioverativ Group or the Bioverativ Business and (iii) any and all Liabilities to the extent expressly contemplated by this Agreement or by any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed or discharged by any member of the Biogen Group.
(37)    “Field of Hemoglobinopathies” means the diagnosis, prevention, or treatment of any of the following indications: hemoglobinopathies, hemophilia, sickle cell, thalassemia, anemias, myelodysplastic syndrome, myelofibrosis, agranulocytosis, Von Willebrand disease and Wiskott-Aldrich syndrome.
(38)    “Field of MS” means the diagnosis, prevention, or treatment of multiple sclerosis.
(39)    “Final Determination” has the meaning set forth in the Tax Matters Agreement.
(40)    “Form 10” means the registration statement on Form 10 (Registration No. 001-37859) filed by Bioverativ with the Commission under the Exchange Act in connection with the Distribution, including any amendment or supplement thereto.
(41)    “Governmental Entity” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(42)    “Group” means (a) with respect to Biogen, the Biogen Group and (b) with respect to Bioverativ, the Bioverativ Group, as the context requires.
(43)    “Indemnifiable Losses” means any and all Liabilities, including damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines and other costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable fees and expenses of attorneys’, accountants’, consultants’ and other professionals’ incurred in the investigation or defense thereof or the enforcement of rights hereunder.
(44)    “Indemnifying Party” means, with respect to any Direct Claim or Third Party Claim, the Party which is or may be required pursuant to Article VI to provide indemnification pursuant to such claim.
(45)    “Indemnitee” means, with respect to any Direct Claim or Third Party Claim, the Biogen Indemnitee or Bioverativ Indemnitee, as the case may be, that may be entitled to indemnification hereunder with respect to such claim.
(46)    “Information Statement” means the Information Statement attached as Exhibit 99.1 to the Form 10, to be distributed or made available to the holders of shares of Biogen Common Stock in connection with the Distribution, including any amendment or supplement thereto.
(47)    “Insurance Proceeds” means those monies (a) received by an insured from a Third Party insurance carrier or (b) paid by a Third Party insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.
(48)    “Intellectual Property” means all intellectual property, whether registered or unregistered, of every kind and description throughout the world, including all U.S. and non-U.S.: (i) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Trademarks”); (ii) patents and patent applications, and any and all related national or international counterparts thereto and utility models, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (including supplementary protection certificates) (collectively, “Patents”); (iii) copyrights and copyrightable subject matter, excluding Know-How (collectively, “Copyrights”); (iv) rights in Software; (v) trade secrets, and all other confidential or proprietary information, know-how, clinical data, non-clinical data, pre-clinical data, in-vitro data, inventions, processes, formulae and methodologies, excluding Patents (collectively, “Know-How”); (vi) all applications and registrations for the foregoing; and (vii) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
(49)    “Intercompany Account” means any receivable, payable or loan between any member of the Biogen Group, on the one hand, and any member of the Bioverativ Group, on the other hand, except for any such receivable, payable or loan that arises pursuant to this Agreement or any Ancillary Agreement.
(50)    “Internal Reorganization” means the allocation and transfer or assignment of Assets and Liabilities, including by means of the Conveyance and Assumption Instruments, resulting in (a) the Bioverativ Group owning and operating the Bioverativ Business, and (b) the Biogen Group continuing to own and operate the Biogen Retained Business, as described in the steps plan provided to Bioverativ by Biogen prior to the date hereof, as updated from time to time by Biogen at its sole discretion prior to the Distribution.

(51)    “IP License Agreement” means the Intellectual Property License Agreement by and between Biogen and Bioverativ, in the form attached hereto as Exhibit B.
(52)    “Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(53)    “Liabilities” means any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, or in connection with any dispute, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement.
(54)    “Manufacturing and Supply Agreement” means the Manufacturing and Supply Agreement by and between Biogen and Bioverativ, in the form attached hereto as Exhibit C.
(55)    “NASDAQ” means the Nasdaq Stock Market LLC.
(56)    “Person” mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.
(57)    “Policies” means insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, fiduciary liability, directors and officers liability, product liability, automobile, property and casualty, workers’ compensation and employee dishonesty insurance policies and bonds, together with the rights, benefits and privileges thereunder.
(58)    “Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

(59)    “Privilege” means all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege and protection under the work-product doctrine.
(60)    “Record Date” means January 17, 2017, as determined by the Board as the record date for determining the holders of record of Biogen Common Stock entitled to receive Bioverativ Common Stock in the Distribution.
(61)    “Registered” means issued by, registered or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.
(62)    “Regulatory Authorization Date” means the date of receipt by the Bioverativ Group of all of the US Required Regulatory Authorizations and the Canadian Required Regulatory Authorization, each as defined in the Transition Services Agreement.
(63)    “Representatives” means with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.
(64)    “Securities Act” means the Securities Act of 1933.
(65)    “Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.
(66)    “Shared Contract” means the Contracts listed or described on Schedule 2.3(a).
(67)    “Subsidiary” means with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such Person.

(68)    “Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
(69)    “Tax Contest” has the meaning as set forth in the Tax Matters Agreement.
(70)    “Tax Matters Agreement” means the Tax Matters Agreement by and between Biogen and Bioverativ, in the form attached hereto as Exhibit D.
(71)    “Tax Returns” has the meaning set forth in the Tax Matters Agreement.
(72)    “Taxing Authority” has the meaning set forth in the Tax Matters Agreement.
(73)    “Third Party” means any Person other than the Parties or any of their respective Subsidiaries.
(74)    “Third Party Agreements” means any Contract between or among a Party (or any member of its Group) and any Third Party (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Bioverativ Assets or Bioverativ Liabilities, or Biogen Retained Assets or Biogen Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II).
(75)    “Transaction Agreement” means any of this Agreement, the Employee Matters Agreement, the IP License Agreement, the Manufacturing and Supply Agreement, the Tax Matters Agreement and the Transition Services Agreement.
(76)    “Transition Services Agreement” means the Transition Services Agreement by and between Biogen and Bioverativ, in the form attached hereto as Exhibit E.
Section 1.2    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to Eastern time unless otherwise expressly provided herein. Unless the context requires otherwise, references in this Agreement to “Biogen” shall also be deemed to refer to the applicable member of the Biogen Group, references to “Bioverativ” shall also be deemed to refer to the applicable member of the Bioverativ Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Biogen or Bioverativ shall be deemed to require Biogen or Bioverativ, as the case may be, to cause the applicable members of the Biogen Group or the Bioverativ Group, respectively, to take, or refrain from taking, any such action. The word “or” shall not be exclusive. References to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section. References to any Governmental Entity include any successor to such Governmental Entity, and references to any Affiliate include any successor to such Affiliate. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on other than a Business Day, the Party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day.
ARTICLE II

THE SEPARATION
Section 2.1    General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof, including the completion of the Internal Reorganization.
Section 2.2    Restructuring: Transfer of Assets; Assumption of Liabilities.
(a)    Internal Reorganization. Prior to the Distribution Effective Time, the Parties shall complete the Internal Reorganization, except for such steps (if any) as Biogen in its sole discretion shall have determined need not be completed or may be completed after the Distribution Effective Time; provided, however, that any such determination shall not limit the Parties' respective obligations under Section 2.2(b).

(b)    Transfer of Assets and Assumption of Liabilities. Unless otherwise provided in this Agreement or in any Ancillary Agreement, on or prior to the Distribution Effective Time and to the extent not previously effected pursuant to the Internal Reorganization:
(i)    Biogen shall, and shall cause the applicable members of the Biogen Group to, contribute, assign, transfer, convey and deliver (“Transfer”) to Bioverativ, or the applicable Bioverativ Designees, and Bioverativ or such Bioverativ Designees shall accept from Biogen and the applicable members of the Biogen Group, all of Biogen’s and such Biogen Group member’s respective direct or indirect right, title and interest in and to all Bioverativ Assets held by Biogen or a member of the Biogen Group (it being understood that if any Bioverativ Asset shall be held by a Person all of the outstanding equity of which is included in the Bioverativ Assets to be Transferred pursuant to this Section 2.2(b)(i), such Bioverativ Asset may be considered to be so Transferred to Bioverativ or the applicable Bioverativ Designee as a result of the Transfer of all of the equity interests in such Person from Biogen or the applicable member(s) of the Biogen Group to Bioverativ or the applicable Bioverativ Designee); and
(ii)    Bioverativ shall, and shall cause the applicable members of the Bioverativ Group to, Transfer to Biogen or the applicable Biogen Designees, and Biogen or such Biogen Designees shall accept from Bioverativ and the applicable members of the Bioverativ Group, all of Bioverativ’s and such Bioverativ Group member’s respective direct or indirect right, title and interest in and to all Biogen Retained Assets held by Bioverativ or a member of the Bioverativ Group (it being understood that if any Biogen Retained Asset shall be held by a Person all of the outstanding equity of which is included in the Biogen Retained Assets to be Transferred pursuant to this Section 2.2(b)(ii), such Biogen Retained Asset may be considered to be so Transferred to Biogen or the applicable Biogen Designee as a result of the Transfer of all of the equity interests in such Person from Bioverativ or the applicable member(s) of the Bioverativ Group to Biogen or the applicable Biogen Designee).
(iii)    Assumption of Liabilities. (i) Biogen shall, or shall cause another member of the Biogen Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”; and “Assumption” shall have the correlative meaning), all of the Biogen Retained Liabilities and (ii) Bioverativ shall, or shall cause another member of the Bioverativ Group to Assume all the Bioverativ Liabilities, in each case regardless of (A) when or where such Liabilities arose or arise, (B) where or against whom such Liabilities are asserted or determined, (C) whether such

Liabilities arise from or are alleged to arise from negligence, gross negligence, recklessness, violation of law, willful misconduct, bad faith, fraud or misrepresentation by any member of the Biogen Group or the Bioverativ Group, as the case may be, or any of their past or present respective directors, officers, employees, or agents, (D) which entity is named in any action associated with any Liability and (E) whether the facts on which such Liabilities are based occurred prior to, on or after the date hereof.
(c)    The Parties shall use their respective commercially reasonable efforts to obtain the Consents required to Transfer any Contracts, licenses, permits, authorizations and other Assets as contemplated by this Agreement. Notwithstanding anything herein to the contrary, no Contract or other Asset shall be Transferred if it would violate applicable Law or, in the case of a Contract, the rights of any Third Party to such Contract; provided, that Section 2.6, to the extent provided therein, shall apply to such Asset or Contract.
(d)    It is understood and agreed by the Parties that certain of the Transfers or Assumptions referenced in Section 2.2(b) have heretofore occurred and, as a result, no additional Transfers or Assumptions by any member of the Biogen Group or Bioverativ Group, as applicable, shall be deemed to occur upon the execution of this Agreement with respect thereto. Moreover, to the extent that any member of the Biogen Group or Bioverativ Group, as applicable, is liable for any Biogen Retained Liability or Bioverativ Liability, respectively, by operation of Law immediately following any Transfer in accordance with this Agreement or any Conveyancing and Assumption Instruments, there shall be no need for any other member of the Biogen Group or Bioverativ Group, as applicable, to Assume such Liability in connection with the operation of Section 2.2(b) and, accordingly, no other member of such Group shall Assume such Liability in connection with Section 2.2(b).
(e)    In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party or member of such Party’s Group of its respective Liabilities for Transfers and Assumptions to be effected pursuant to Delaware Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree.

(f)    Biogen hereby waives compliance by itself and each and every member of the Biogen Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Biogen Retained Assets to Biogen or any member of the Biogen Group.
(g)    Bioverativ hereby waives compliance by itself and each and every member of the Bioverativ Group with the requirements and provisions of any “bulk-sale” or “bulk transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Bioverativ Assets to Bioverativ or any member of the Bioverativ Group.
(h)    Notwithstanding anything in this Section 2.2 to the contrary, no Biogen Group member shall be required to undertake any action or arrangement contemplated by this Section 2.2 that would result in, or could reasonably be expected to result in, Tax treatment that is inconsistent with the conclusions set forth in the Tax Opinion.
Section 2.3    Treatment of Shared Contracts.
(a)    Unless the Parties otherwise agree or the benefits of any Contract described in this Section 2.3 are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, in the case of a Shared Contract, the Parties shall use commercially reasonable efforts to cause such Shared Contract to be: (i) assigned in relevant part to a member of the Bioverativ Group (or to a member of the Biogen Group if the contracting party is a member of the Bioverativ Group) if so assignable; (ii) appropriately amended, prior to, on or after the Distribution Effective Time; or (iii) replaced or otherwise addressed with suitable arrangements, in each case so that each Party or their respective Subsidiaries shall be entitled to the rights and benefits and shall assume the related portion of any obligations and Liabilities inuring to their respective businesses; provided, however, that in no event shall either Party or its respective Subsidiaries be required to assign or amend any Shared Contract in its entirety or to assign a portion of any Shared Contract that is not assignable or cannot be amended by its terms (including any terms imposing Consents or conditions on an assignment where such Consents or conditions have not been obtained or fulfilled). If any Shared Contract cannot be so partially assigned, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract and such Shared Contract is not replaced or otherwise addressed with suitable arrangements, Biogen and Bioverativ shall, and shall cause each member of their respective Groups to, take such other reasonable and permissible actions to cause (with the costs and expenses of any such actions following the Distribution to be shared equally between the Parties): (A) the Assets associated with that portion of each Shared Contract that relates to the Bioverativ Business to be enjoyed by a member of the Bioverativ Group; (B) the Liabilities associated with that portion of each Shared Contract that relates to the Bioverativ

Business to be borne by a member of the Bioverativ Group; (C) the Assets associated with that portion of each Shared Contract that relates to the Biogen Retained Business to be enjoyed by a member of the Biogen Group; and (D) the Liabilities associated with that portion of each Shared Contract that relates to the Biogen Retained Business to be borne by a member of the Biogen Group.
(b)    Except for payments required in accordance with the performance of the applicable Shared Contract, nothing in this Section 2.3 shall obligate either Party or any of member of its Group to make any payment, incur any Liability or offer or grant any accommodation for the benefit of the other Party or any member of the other Party’s Group, in each case, in order to effect any transaction (other than the pass-through of rewards and burdens of the applicable portions of the Shared Contracts in accordance with this Section 2.3) (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party or any member of the other Party’s Group).
(c)    Each of Biogen and Bioverativ shall, and shall cause the members of its Group to, (A) treat for all Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Distribution Effective Time and (B) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Tax Law or good faith resolution of a Tax Contest).
Section 2.4    Intercompany Accounts. Each Intercompany Account which exists and is reflected immediately prior to the Distribution Effective Time in any general ledger account or other records of Biogen, Bioverativ or any of their respective Affiliates, shall be: (a) closed as of the Distribution Effective Time and satisfied or settled within thirty (30) days following the Distribution Date by the relevant members of the Biogen Group and the Bioverativ Group by (i) one or a related series of distributions of or contributions to capital, (ii) payment by the relevant obligor to the relevant obligee or (iii) dividends or a combination of the foregoing, in each case as determined by Biogen or (b) otherwise terminated effective as of the Distribution Effective Time. The parties hereby agree that the Intercompany Accounts shall be settled, as applicable, as described on Schedule 2.4. For the avoidance of doubt, the obligation to satisfy, settle or terminate Intercompany Accounts shall survive the Distribution Effective Time.
Section 2.5    Limitation of Liability. Except as provided in this Section 2.5 and in Article VI, neither Biogen nor Bioverativ nor any member of their respective Groups shall have any Liability to the other or any member of the other Party’s Group based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Effective Time other than pursuant to (i) this Agreement or any Ancillary Agreement, (ii) any Contract listed or described on Schedule 2.5; (iii) any Third Party

Agreement or (iv) any other Contract or agreement entered into in connection with the consummation of the transactions contemplated by the Transaction Agreements, and any such Liability, whether or not in writing, that is not reflected in any of the foregoing, is hereby irrevocably cancelled, released and waived effective as of the Distribution Effective Time. No such terminated agreement, arrangement, course of dealing or understanding (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Effective Time.
Section 2.6    Transfers Not Effected at or Prior to the Distribution Effective Time; Transfers Deemed Effective as of the Distribution Effective Time.
(a)    If and to the extent that the valid, complete and perfected Transfer to the Bioverativ Group of any Bioverativ Asset or Assumption by the Bioverativ Group of any Bioverativ Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Bioverativ Group of such Bioverativ Assets or the Assumption by the Bioverativ Group of such Bioverativ Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Bioverativ Asset or Bioverativ Liability shall continue to constitute a Bioverativ Asset or Bioverativ Liability, as applicable, for all other purposes of this Agreement.
(b)    If and to the extent that the valid, complete and perfected Transfer to the Biogen Group of any Biogen Retained Asset or Assumption by the Biogen Group of any Biogen Retained Liability, in each case contemplated hereby, would be a violation of applicable Law or require any Consent in connection with the Separation that has not been obtained or made by the Distribution Effective Time then, unless the Parties mutually shall otherwise agree, the Transfer to the Biogen Group of such Biogen Retained Assets or the Assumption by the Biogen Group of such Biogen Retained Liabilities, as the case may be, shall be automatically deemed deferred and any such purported Transfer or Assumption shall be null and void until such time as all legal impediments are removed or such Consent has been obtained or made. Notwithstanding the foregoing, any such Biogen Retained Assets or Biogen Retained Liabilities shall continue to constitute Biogen Retained Assets and Biogen Retained Liabilities for all other purposes of this Agreement.
(c)    With respect to Assets and Liabilities described in Section 2.6(a) and Section 2.6(b), taking into account any applicable restrictions or considerations relating to the contemplated Tax treatment of the transactions contemplated hereby, each of Biogen and Bioverativ shall, and shall cause the members of its respective Group to, (i) treat for all Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Person entitled to such Assets not later than the Distribution Effective Time and (B) the deferred Liabilities as having been Assumed by the Person intended to be subject to such Liabilities not later than the Distribution Effective Time and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest).
(d)    In the event that any Transfer of Assets or Assumption of Liabilities intended to be effected hereunder has not been consummated at or prior to the Distribution Effective Time, whether as a result of the provisions of Section 2.6(a) or Section 2.6(b) or for any other reason (other than with respect to Shared Contracts, which shall be governed solely by Section 2.3):
(i)    unless the Parties shall otherwise agree, the Parties and their respective Group members shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents for the Transfer of all Assets and the Assumption of all Liabilities contemplated to be Transferred or Assumed, as applicable, pursuant to this Article II to the fullest extent permitted by applicable Law; provided, however, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Biogen and Bioverativ, neither Biogen nor Bioverativ shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party to obtain or make such Consent; and
(ii)    (A) the Party (or the applicable member of its Group) retaining such Asset shall thereafter hold (or shall cause such member in its Group to hold) such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (B) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents are not received prior to the Distribution Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Section 2.8 and Section 2.9, to the extent applicable. In addition, the Party (or the applicable member of its Group) retaining such Asset or Liability shall (or shall cause such member in its Group to)

treat, insofar as reasonably possible and to the extent permitted by applicable Law, such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible and to the extent permitted by applicable Law, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby, and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Distribution Effective Time to the applicable member or members of the Biogen Group or the Bioverativ Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Distribution Effective Time, each Party shall be deemed to have acquired complete and sole beneficial ownership over all such Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all such Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of the Transaction Agreements.
(e)    If and when the Consents or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a) or Section 2.6(b), are obtained or satisfied, the Transfer or Assumption of the applicable Asset or Liability shall be effected without further consideration in accordance with and subject to the terms of this Agreement (including Section 2.2) or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on any Party, be deemed to have become effective as of the Distribution Effective Time.
(f)    The Party (or the applicable member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or Section 2.6(b) or otherwise shall (i) not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party (or the applicable member of its Group) entitled to such Asset or the Person intended to be subject to such Liability and (ii) be indemnified for all Indemnifiable Losses or other Liabilities arising out of any actions (or omissions to act) of such retaining Party taken (or not taken) at the written direction of the other Party (or the applicable member of its Group) in connection with and relating to such retained Asset or Liability, as the case may be.
Section 2.7    Further Assurances.
(a)    In addition to and without limiting the actions specifically provided for elsewhere in this Agreement and subject to the limitations expressly set forth in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and shall use (and shall cause its respective Subsidiaries to use) commercially reasonable efforts, from and after the Distribution Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable.
(b)    Without limiting the foregoing, from and after the Distribution Effective Time:
(i)    each Party shall cooperate with the other Party to execute and deliver, and use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents, and to take or cause to be taken all such other actions as such Party may reasonably be requested to take by any other Party from time to time, as promptly as reasonably practicable, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby; and
(ii)    in the event that any Party (or member of such Party’s Group) receives any Assets (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable with respect to such Asset) or is liable for any Liability that is otherwise allocated to any Person that is a member of the other Group pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly Transfer, or cause to be Transferred, without further consideration such Asset or Liability to the other Party so entitled thereto (or to a member of such other Party’s Group as designated by such other Party) and, prior to any such Transfer, such Asset or Liability, as the case may be, shall be held in accordance with the provisions of Section 2.6; provided, that the provisions of this Section 2.7(b)(ii) are not intended to, and shall not, be deemed to constitute an authorization by any Party to permit the other to accept service of process on its behalf and no Party is or shall be deemed to be the agent of any other Party for service of process purposes.
(c)    From and after the Distribution Effective Time, with respect to any Action where any Party hereto is a defendant, when and if requested by such Party, the other Party shall use commercially reasonable efforts to petition the applicable court to remove the requesting Party as a defendant to the extent that such Action relates solely to Assets or Liabilities that the other Party (or any member of such other Party’s Group) has been allocated pursuant to this Article II, and the other Party shall cooperate and assist in any required communication with any plaintiff or other related Third Party.
Section 2.8    Novation of Biogen Retained Liabilities; Indemnification.
(a)    Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Biogen and Bioverativ, at the request of the other Party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations and other Liabilities for which a member of the Biogen Group and a member of the Bioverativ Group are jointly or severally liable and that constitute Biogen Retained Liabilities, or to obtain in writing the unconditional release of all members of the Bioverativ Group to such arrangements, so that, in any such case, the members of the Biogen Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Biogen and Bioverativ, neither Biogen nor Bioverativ shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.
(b)    If Biogen or Bioverativ, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Bioverativ Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Biogen shall or shall cause a member of the Biogen Group to, as agent or subcontractor for such member of the Bioverativ Group pay, perform and discharge fully such Liability to the extent that it does not constitute a Bioverativ Liability. Bioverativ shall cause each member of the Bioverativ Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Biogen or to another member of the Biogen Group specified by Biogen, all money, rights and other consideration received by Bioverativ or any member of the Bioverativ Group in respect of such performance (unless any such consideration is a Bioverativ Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Bioverativ shall promptly assign, or cause to be assigned, such Liability to Biogen or to another member of the Biogen Group specified by Biogen, and Biogen shall, or shall cause such other member of the Biogen Group to, Assume such Liability.
Section 2.9    Novation of Bioverativ Liabilities; Indemnification.
(a)    Other than with respect to Shared Contracts, which shall be governed solely by Section 2.3, each of Biogen and Bioverativ, at the request of the other party, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any Consent, substitution or amendment required to novate or assign all obligations or other Liabilities for which a member of the Biogen Group and a member of the Bioverativ Group are jointly or severally liable and that constitute Bioverativ Liabilities, or to obtain in writing the unconditional release of all parties to such arrangements other than any member of the Bioverativ Group, so that, in any such case, the members of the Bioverativ Group will be solely responsible for such Liabilities; provided, however, that except as expressly provided in any of the Ancillary Agreements, any Third Party Agreement, or as otherwise agreed between Biogen and Bioverativ, neither Biogen nor Bioverativ shall be obligated to make any payment, incur any Liability or offer or grant any accommodation (financial or otherwise, regardless of any provision to the contrary in any underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Third Party from whom any such Consent, substitution, amendment or release is requested.
(b)    If Biogen or Bioverativ, as applicable, is unable to obtain, or to cause to be obtained, any such required Consent, substitution, amendment or release with respect to any such Liability, the applicable member of the Biogen Group shall from and after the Distribution Effective Time continue to be bound by such obligation or other Liability and, unless not permitted by the terms thereof or by Law, from and after the Distribution Effective Time, Bioverativ shall or shall cause a member of the Bioverativ Group to, as agent or subcontractor for such member of the Biogen Group pay, perform and discharge fully such Liability to the extent that it does not constitute a Biogen Retained Liability. Biogen shall cause each member of the Biogen Group without further consideration to promptly pay and remit, or cause to be paid or remitted, to Bioverativ or to another member of the Bioverativ Group specified by Bioverativ, all money, rights and other consideration received by Biogen or any member of the Biogen Group in respect of such performance (unless any such consideration is a Biogen Retained Asset). If and when any such Consent, substitution, amendment or release shall be obtained or the Liability shall otherwise become assignable or able to be novated, without payment of further consideration, Biogen shall promptly assign, or cause to be assigned, such Liability to Bioverativ or to another member of the Bioverativ Group specified by Bioverativ, and Bioverativ shall, or shall cause such other member of the Bioverativ Group to, Assume such Liability.
Section 2.10    Disclaimer of Representations and Warranties.
(a)    EACH OF BIOGEN (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BIOGEN GROUP) AND BIOVERATIV (ON BEHALF OF ITSELF AND EACH MEMBER OF THE BIOVERATIV GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY, AND HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OR BUSINESS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

(b)    Each of Biogen (on behalf of itself and each member of the Biogen Group) and Bioverativ (on behalf of itself and each member of the Bioverativ Group) further understands and agrees that if the disclaimer of express or implied representations and warranties contained in Section 2.10(a) is held unenforceable or is unavailable for any reason under the Laws of any jurisdiction outside the United States or if, under the Laws of a jurisdiction outside the United States, both Biogen or any member of the Biogen Group, on the one hand, and Bioverativ or any member of the Bioverativ Group, on the other hand, are jointly or severally liable for any Biogen Retained Liability or any Bioverativ Liability, then the Parties intend that, notwithstanding any provision to the contrary under the Laws of such non-U.S. jurisdictions, the provisions of this Agreement and the Ancillary Agreements (including the disclaimer of all representations and warranties, allocation of Liabilities among the Parties and their respective Subsidiaries, releases, indemnification and contribution of Liabilities) shall prevail for any and all purposes among the Parties and their respective Subsidiaries.
Section 2.11    Cash Management. From the date of this Agreement until the Distribution, Biogen and its Subsidiaries shall be entitled to use, retain or otherwise dispose of all cash generated by the Bioverativ Business and the Bioverativ Assets in accordance with the ordinary course operation of Biogen’s cash management systems. Prior to the Distribution Date, in connection with the intended capitalization of the Bioverativ Group, Biogen shall cause to be contributed to Bioverativ an amount in cash and cash equivalents, as Biogen may determine in its sole discretion. All cash and cash equivalents held by any member of the Bioverativ Group as of the Distribution shall be a Bioverativ Asset and all cash and cash equivalents held by any member of the Biogen Group as of the Distribution shall be a Biogen Retained Asset.
ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION
Section 3.1    Transaction Agreements. At or prior to the Distribution Effective Time, Biogen and Bioverativ shall enter into, or (where applicable) shall cause a member or members of their respective Groups to enter into each Transaction Agreement (other than this Agreement).
ARTICLE IV

THE DISTRIBUTION
Section 4.1    Stock Dividend; Distribution. On or prior to the Distribution Effective Time, in furtherance of the Separation, Bioverativ shall issue to Biogen as a stock dividend such number of shares of Bioverativ Common Stock as may be requested by Biogen after consultation with Bioverativ in order to effect the Distribution (or Biogen and Bioverativ shall take or cause to be taken such other appropriate actions to ensure that Biogen has the requisite number of shares of Bioverativ Common Stock), which shares as of the date of issuance shall represent (together with such shares previously held by Biogen) all of the issued and outstanding shares of Bioverativ Common Stock. Subject to the conditions and other terms set forth in this Article IV, Biogen shall cause the Distribution Agent on the Distribution Date to make the Distribution, including by crediting the appropriate number of shares of Bioverativ Common Stock to book entry accounts for each Record Holder or designated transferee or transferees of such Record Holder. For stockholders who own Biogen Common Stock through a broker or other nominee, their shares of Bioverativ Common Stock will be credited to their respective accounts by such broker or nominee. No action by any stockholder (or such stockholder’s designated transferee or transferees) shall be necessary to receive the applicable number of shares of Bioverativ Common Stock (and, if applicable, cash in lieu of any fractional shares) to which such stockholder is entitled in the Distribution.
Section 4.2    Fractional Shares. Biogen registered stockholders who, after aggregating the number of shares of Bioverativ Common Stock (or fractions thereof) to which such stockholder would be entitled on the Record Date, would be entitled to receive a fraction of a share of Bioverativ Common Stock in the Distribution, will be entitled to receive cash in lieu of fractional shares. Fractional shares of Bioverativ Common Stock will not be distributed by Biogen in the Distribution. The Distribution Agent shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of Bioverativ Common Stock allocable to each such Biogen stockholder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests, and (c) distribute to each such holder, or for the benefit of each such beneficial owner, such holder’s or owner’s pro rata share of the aggregate net cash proceeds of these sales, after making appropriate deductions for any amount required to be withheld for U.S. federal income tax purposes. Biogen shall bear the cost of brokerage fees and transfer Taxes incurred in connection with these sales of fractional shares, which such sales shall occur as soon after the Distribution Date as practicable and as determined by the Distribution Agent. None of Biogen, Bioverativ or the Distribution Agent will guarantee any minimum sale price for the fractional shares of Bioverativ Common Stock. Neither Biogen nor Bioverativ will pay any interest on the proceeds from the sale of fractional shares. The Distribution Agent will have the sole discretion to select the broker-dealers through which to sell the aggregated fractional shares and to determine when, how and at what price to sell such shares. Neither the Distribution Agent nor the selected broker-dealers will be Affiliates of Biogen or Bioverativ.
Section 4.3    Actions in Connection with the Distribution.

(a)    Prior to the Distribution Date, Bioverativ shall file such amendments and supplements to its Form 10 as Biogen may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to its Form 10 as may be required by the Commission or federal, state or non-U.S. securities Laws. Biogen shall, or at Biogen’s election, Bioverativ shall, mail (or deliver by electronic means where not prohibited by Law) to the holders of Biogen Common Stock, at such time on or prior to the Distribution Date as Biogen shall determine, the Information Statement included in its Form 10 (or a Notice of Internet Availability of the Information Statement), as well as any other information concerning Bioverativ, its business, operations and management, the transaction contemplated herein and such other matters as Biogen shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from Biogen, Bioverativ shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Biogen reasonably determines is necessary or desirable to effectuate the Distribution, and Biogen and Bioverativ shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.
(b)    Bioverativ shall use commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Distribution Effective Time), an effective registration statement or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Bioverativ.
(c)    To the extent not already approved and effective, Bioverativ shall use commercially reasonable efforts to have approved and made effective, the application for the original listing on NASDAQ of the Bioverativ Common Stock to be distributed in the Distribution, subject to official notice of distribution.
(d)    Nothing in this Section 4.3 shall be deemed to shift or otherwise impose Liability for any portion of the Form 10 or Information Statement to Biogen.
Section 4.4    Sole Discretion of Biogen. Biogen, in its sole discretion, shall determine the Distribution Date, the Distribution Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, Biogen may, in accordance with Section 10.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, Biogen shall have the right not to complete the Distribution if, at any time prior to the Distribution Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Biogen or its stockholders, that a sale or other alternative is in the best interests of Biogen or its stockholders or that it is not advisable at that time for the Bioverativ Business to separate from Biogen.
Section 4.5    Conditions to Distribution. Subject to Section 4.4, the obligation of Biogen to consummate the Distribution is subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Biogen, in its sole discretion, of the following conditions. None of Bioverativ, any other member of the Bioverativ Group, or any Third Party shall have any right or claim to require the consummation of the Distribution, which shall be effected at the sole discretion of the Board. Any determination by Biogen, and any subsequent amendment, revision, withdrawal or change thereto made by Biogen prior to the Distribution and concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 4.5 shall be conclusive and binding on the Parties. The conditions are for the sole benefit of Biogen and shall not give rise to or create any duty on the part of Biogen or the Board to waive or not waive any such condition. Each Party will use its commercially reasonable efforts to keep the other Party apprised of its efforts with respect to, and the status of, each of the following conditions:
(a)    the Commission shall have declared effective the Form 10, no stop order relating thereto will be in effect, no proceedings seeking any such stop order shall be pending before or threatened by the Commission, and the Information Statement (or the Notice of Internet Availability of the Information Statement) shall have been distributed to holders of Biogen Common Stock;
(b)    the shares of Bioverativ Common Stock to be distributed shall have been approved and accepted for listing by NASDAQ, subject to official notice of distribution;
(c)    the receipt and continuing validity of an opinion (the “Tax Opinion”) from tax counsel or other Third Party advisor, that is in form and substance acceptable to Biogen, substantially to the effect that, among other things, the Separation will, based upon and subject to the assumptions, representations and qualifications set forth therein, qualify as a transaction that is tax-free for U.S. federal income tax purposes under Section 355 and Section 368(a)(1)(D) of the Internal Revenue Code of 1986;
(d)    the receipt and continuing validity of an opinion from an independent appraisal firm to the Board, that is in form and substance acceptable to Biogen in its sole discretion, confirming the solvency of Bioverativ after the Distribution and, as to the compliance by Biogen in declaring to pay the Distribution, with surplus requirements under Delaware corporate law;

(e)    all permits, registrations and Consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution shall have been received;
(f)    no order, injunction, or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition preventing the consummation of the Distribution or any of the related transactions shall be pending, threatened, issued or in effect, and no other event outside the control of Biogen shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;
(g)    the Internal Reorganization shall have been effectuated prior to the Distribution, except for such steps (if any) as Biogen in its sole discretion shall have determined need not be completed or may be completed after the Distribution Effective Time;
(h)    the Board shall have declared the Distribution and approved all related transactions (and such declaration or approval shall not have been withdrawn);
(i)    Bioverativ shall have executed and delivered each of the other Transaction Agreements; and
(j)    no events or developments shall have occurred or shall exist that, in the sole and absolute judgment of the Board, make it inadvisable to effect the Distribution or would result in the Distribution and related transactions not being in the best interest of Biogen or its stockholders.
ARTICLE V

CERTAIN COVENANTS
Section 5.1    Non-Solicit; Non-Hire. Commencing on and for a period of nine (9) months following the Distribution Date, neither Party nor any of its Subsidiaries will: (a) without the prior written consent of the other Party, directly or indirectly, on their own behalf or in the service or on behalf of others, solicit, aid, induce or encourage any employee of the other Party to terminate or breach an employment, contractual or other relationship with the other Party (or any of its Subsidiaries), or (b) hire or otherwise employ any employee of the other Party (or any of its Subsidiaries); provided, however, that nothing in this Section 5.1 shall be deemed to prohibit (i) any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party (or any of its Subsidiaries), provided that the soliciting Person has not encouraged or advised such firm to approach any such employee, (ii) the solicitation or hiring of an individual whose employment was terminated by such other Party (or any of its Subsidiaries), (iii) the solicitation or hiring of an individual formerly employed by a Party (or any of its Subsidiaries) at any time after six (6) months following such individual’s termination of his or her employment with such other Party or (iv) the hiring by any Party of any individual (y) not solicited by such Party in breach of this Section 5.1 and (x) with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that the Party whose consent is requested may take into account, among other things, its own hiring needs and competitive considerations.
Section 5.2    Certain Restrictions.
(a)    Biogen Restricted Business. From the Distribution Effective Time through the second (2nd) anniversary of the Distribution Date (the “Restricted Period”), Biogen shall not, and shall cause the other members of its Group not to, engage in the Biogen Restricted Business or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in the Biogen Restricted Business. “Biogen Restricted Business” shall mean discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any product in the Field of Hemoglobinopathies.
(b)    Bioverativ Restricted Business. During the Restricted Period, Bioverativ shall not, and shall the other members of its Group not to, engage in the Bioverativ Restricted Business or own, operate, control, share any revenues of or have any profit or other equity interest in any business engaged in the Bioverativ Restricted Business. “Bioverativ Restricted Business” shall mean, collectively, (x) discovering, researching, developing, importing, exporting, manufacturing, marketing, distributing, promoting or selling anywhere in the world any product in the Field of MS and (y) the DMF Business.
(c)    Exceptions. Notwithstanding anything to the contrary set forth in this Section 5.2, nothing in this Agreement shall prohibit, preclude or in any way restrict either of the Biogen Group or the Bioverativ Group from:
(i)    undertaking any activity expressly contemplated by this Agreement, the Transition Services Agreement or any other Ancillary Agreement;
(ii)    purchasing or acquiring, or being the holder or beneficial owner for passive investment purposes of, equity securities of a Person that, directly or indirectly, engages in (x) with respect to the Biogen Group, the Biogen Restricted Business and (y) with respect to the Bioverativ Group, the Bioverativ Restricted Business; provided that, in the case of this clause (ii), the aggregate holdings of such Group of such equity securities in such Person during the Restricted Period shall not exceed five percent (5%) of the outstanding equity securities of such Person;
(iii)    purchasing or acquiring or forming a joint venture (whether by merger, an asset, stock or equity acquisition, contribution or otherwise), and thereafter being the holder or beneficial owner of, at least fifty percent (50%) or more of the equity securities or consolidated assets of a Person that, directly or indirectly, engages in (x) with respect to the Biogen Group, the Biogen Restricted Business and (y) with respect to the Bioverativ Group, the Bioverativ Restricted Business; provided that, in the case of this clause (iii), (x) with respect to the Biogen Group, Biogen and (y) with respect to the Bioverativ Group, Bioverativ, shall cause such Person, as promptly as practicable following such purchase or acquisition (and in no event later than twelve (12) months after such purchase or acquisition), to cease engaging in (x) with respect to the Biogen Group, the Biogen Restricted Business and (y) with respect to the Bioverativ Group, the Bioverativ Restricted Business, during the Restricted Period, whether by divestiture or otherwise, for as long as such Person shall remain a member of the Biogen Group or the Bioverativ Group, as the case may be.
(d)    Dispositions. If Biogen or Bioverativ undergoes a Change of Control after the Distribution Effective Time and prior to the end of the Restricted Period, then the restrictions in this Section 5.2 shall terminate. “Change of Control” shall mean, with respect to Biogen or Bioverativ, as applicable, the occurrence after the Distribution Effective Time of any of the following: (A) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such Party’s Group to a Third Party that is not an Affiliate of such Party; (B) the consolidation, merger or other business combination of such Party with or into any other to a Third Party that is not an Affiliate of such Party, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving Person in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (C) a transaction or series of transactions in which any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) acquires at least thirty-five (35%) of the outstanding voting securities of such Party and effective control of such Party (other than a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such party immediately prior to such transaction); or (D) a majority of the board of directors of such Party ceasing to consist of Continuing Directors. “Continuing Directors” shall mean, with respect to a Party, any member of the Board of Directors of the Party who (a) was a member of such Board of Directors on the

Distribution Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.
Section 5.3    No Right to Use Regulatory Information. Except as the Parties may otherwise agree in writing or as would otherwise be permitted by Law: (a) no member of the Biogen Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Bioverativ Group for any products or product candidates in the Bioverativ Business; and (b) no member of the Bioverativ Group shall have a right of reference to or otherwise be entitled to use any regulatory filings or other regulatory information owned or controlled by any member of the Biogen Group for any products or product candidates in the Biogen Retained Business.
Section 5.4    Use of Retained Names and Marks.
(a)    Bioverativ hereby acknowledges that Biogen or its Affiliates or its or their licensors own all right, title and interest in and to the company names (including “Biogen” and “Biogen Hemophilia”), trade names, logos, trade dress and other Trademarks, together with all variations, translations, transliterations and acronyms thereof and all company names, Trademarks, Internet domain names, social media accounts, addresses and all other identifiers and other identifiers of source or goodwill containing, incorporating or associated with any of the foregoing, excluding, on and after the Distribution Date, Intellectual Property included in the Bioverativ Assets (collectively, the “Retained Names and Marks”), and that, except as expressly provided below, any and all right of Bioverativ to use the Retained Names and Marks shall terminate as of the Distribution Date and shall immediately revert to Biogen or its Affiliates, along with any and all goodwill associated therewith.  Bioverativ further acknowledges that it has no rights in any of the Retained Names and Marks, and that it is not acquiring any rights, directly or indirectly, to use the Retained Names and Marks, except as expressly provided herein.
(b)    Bioverativ shall, during the six (6) months following the Regulatory Authorization Date (the “Applicable Transition Period”), be entitled to use (and shall have a limited non-exclusive, non-transferable license to use, without the right to sublicense, the Retained Names and Marks used therein or thereon), solely in connection with the operation of the Bioverativ Business as operated immediately prior to the Distribution Date, all of the Bioverativ Business’s existing stocks of signs, letterheads, invoices, advertisements and promotional materials and all website content and other documents and materials in existence and used by Biogen or its Affiliates in the Bioverativ Business as of the Distribution Effective Time, and contained in the Bioverativ Assets (collectively, the “Existing Stock”), in each case, containing the Retained Names and Marks, after which Applicable Transition Period Bioverativ shall cause the removal or obliteration of all Retained Names and Marks from such Existing

Stock or cease using such Existing Stock; provided, however, that the Applicable Transition Period shall be twelve (12) months following the Regulatory Authorization Date for (A) all Existing Stock to the extent related to Bioverativ Products and (B) Bioverativ's use of “formerly Biogen Hemophilia” as a tag line or in any Bioverativ logo. Notwithstanding the foregoing, with respect to any and all Existing Stock related to Bioverativ Products, Bioverativ shall be permitted to use Retained Names and Marks in or on such Existing Stock following the Applicable Transition Period to the extent required or permitted by any applicable Governmental Entity; provided, that Bioverativ shall use commmercially reasonable efforts to cease using Retained Names and Marks as soon as practicable following the expiration of the Applicable Transition Period. Upon Biogen’s request, Bioverativ shall promptly execute all assignment, transfer and other documents, and, at Biogen’s sole cost and expense, take all steps, in each case, that are necessary to confirm, effectuate or otherwise evidence Biogen’s and its Affiliates’ or any of its or their licensors’ rights, title and interests in and to, and control over, the Retained Names and Marks, including any registration or application thereof.
(c)    Except as expressly provided in this Section 5.3 or to the extent contemplated in the IP License Agreement, no other right to use the Retained Names and Marks, any other rights in the Trademarks of Biogen or its Affiliates (or any of its or their licensors) is granted by Biogen or its Affiliates to Bioverativ, its Affiliates or, after the Distribution Date, the Bioverativ Business, whether by implication or otherwise, and nothing hereunder permits Bioverativ, its Affiliates or, after the Distribution Date, the Bioverativ Business to use the Retained Names and Marks in any manner, other than in connection with the Existing Stock as set forth in this Section 5.4, or to register or seek to register, or to permit any Third Party to register or to seek to register, any of the Retained Names and Marks or any other rights in Trademarks of Biogen or its Affiliates not transferred to Bioverativ or Bioverativ’s Affiliates pursuant to this Agreement in any jurisdiction.  Bioverativ shall ensure that all use of the Retained Names and Marks in connection with the Bioverativ Business, after the Distribution Date, as provided in this Section 5.4, shall (i) be only with respect to goods and services of a level of quality equal to or greater than the quality of goods and services with respect to which Biogen and its Affiliates used the Retained Names and Marks immediately prior to the Distribution Date, (ii) comply with all reasonable trademark usage restrictions or other guidelines furnished by Biogen or its Affiliates, as applicable, to Bioverativ with respect to the use of such Retained Names and Marks and (iii) comply with all applicable Laws. Any and all goodwill generated by the use of the Retained Names and Marks as permitted under this Section 5.4 shall inure solely to the benefit of Biogen and its Affiliates (or its or their licensors), and if Bioverativ obtains any goodwill, right, title or interest in or to any of the Retained Names and Marks, Bioverativ shall assign and hereby irrevocably assigns to Biogen or its Affiliates all such goodwill, rights, title and interests.  In any event, Bioverativ shall not, and shall cause its Affiliates not to, and, after the Distribution Date, the Bioverativ Business not to, use the Retained

Names and Marks in any manner that would damage or tarnish the reputation of Biogen or its Affiliates or the goodwill associated with the Retained Names and Marks, or take any action that would adversely affect Biogen’s or its Affiliates’ (or its or their licensor(s)’) rights in any of the Retained Names and Marks or the validity, enforceability or distinctiveness of any of the Retained Names and Marks or any registrations or applications therefor.  Following the Applicable Transition Period, Bioverativ shall cease all use of any of the Retained Names and Marks and it shall not, and shall cause its Affiliates not to, adopt, use, register or seek to register any rights in Trademarks that are substantially similar to, confusingly similar to or dilutive of any of the Retained Names and Marks (including the trade dress used with the Bioverativ Products prior to the Distribution Date).
(d)    Bioverativ agrees that none of Biogen or its Affiliates (or any of its or their licensors) shall have any responsibility for claims by Third Parties arising out of, or relating to, the use by Bioverativ or any of its Affiliates of any Retained Names and Marks after the Distribution Date, other than such claims that the use of the Retained Names and Marks in connection with the Bioverativ Business in accordance with the terms and conditions of this Section 5.4 or the IP License Agreement infringes the Intellectual Property rights of any Third Party.  Bioverativ hereby acknowledges and agrees that in the event of any breach or threatened breach of this Section 5.4, Biogen shall have the right to specific performance and injunctive or other equitable relief in accordance with Section 10.12, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
ARTICLE VI

INDEMNIFICATION
Section 6.1    Release of Pre-Distribution Claims.
(a)    Except (x) as provided in Section 6.1(b), (y) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (z) for any matter for which either Party is entitled to indemnification pursuant to this Article VI:
(i)    Biogen, for itself and each member of the Biogen Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Biogen Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Bioverativ and the other members of the Bioverativ Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the Bioverativ Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Biogen Retained Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Biogen Retained Business, the Biogen Retained Assets or the Biogen Retained Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Biogen Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Bioverativ Group in respect of any Biogen Released Liabilities; provided, however, that nothing in this Section 6.1(a)(i) shall relieve any Person released in this Section 6.1(a)(i) who, after the Distribution Effective Time, is a director, officer or employee of any member of the Bioverativ Group and is no longer a director, officer or employee of any member of the Biogen Group from Liabilities arising out of, relating to or resulting from his or her service as a director, officer or employee of any member of the Bioverativ Group after the Distribution Effective Time. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Biogen, any member of the Biogen Group, or their respective Affiliates from commencing any Actions against any Bioverativ officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.
(ii)    Bioverativ, for itself and each member of the Bioverativ Group and, to the extent permitted by Law, all Persons who at any time prior to the Distribution Effective Time were directors, officers, agents or employees of any member of the Bioverativ Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge Biogen and the other members of the Biogen Group and all Persons who at any time prior to the Distribution Effective Time were stockholders, directors, officers, agents or employees of any member of the Biogen Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all (A) Bioverativ Liabilities and (B) Liabilities existing or arising: (1) in connection with the implementation of the Separation (including the Distribution); or (2) from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Distribution Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Distribution Effective Time), in each case to the extent relating to, arising out of or resulting from the Bioverativ Business, the Bioverativ Assets or the Bioverativ Liabilities, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Effective Time, including in connection with the Separation and any of the other transactions contemplated hereunder and under the Ancillary Agreements (such liabilities, the “Bioverativ Released Liabilities”) and in any event shall not, and shall cause its respective Subsidiaries not to, bring any Action against any member of the Biogen Group in respect of any Bioverativ Released Liabilities; provided, however, that for purposes of this Section 6.1(a)(ii), the members of the Bioverativ Group shall also release and discharge any officers or other employees of any member of the Biogen Group, to the extent any such officers or employees served as directors or officers of any member of the Bioverativ Group prior to the Distribution, from any and all Liabilities or responsibilities for any and all past actions or failures to take action, in each case in their respective capacities as directors or officers, as the case may be, of any such member of the Bioverativ Group, prior to the date of the Distribution. Notwithstanding the foregoing, nothing in this Agreement shall be deemed to limit Bioverativ, any member of the Bioverativ Group, or their respective Affiliates from commencing any Actions against any Biogen officer, director, agent or employee, or their respective heirs, executors, administrators, successors and assigns with regard to matters arising from, or relating to criminal acts by any such officers, directors, agents or employees.
(b)    Nothing contained in this Agreement, including Section 6.1(a) or Section 2.5, shall impair or otherwise affect any right of any Party and, as applicable, a member of such Party’s Group, as well as their respective heirs, executors, administrators, successors and assigns, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Distribution Effective Time. In addition, nothing contained in Section 6.1(a) shall:
(i)    release any Person from any Liability Assumed, Transferred or expressly allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to Biogen, any Biogen Retained Liability, (B) with respect to Bioverativ, any Bioverativ Liability, (C) any Liability expressly preserved pursuant to Section 2.5 and (D) any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or otherwise for Actions brought against the Parties by Third Parties, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VI and, if applicable, the appropriate provisions of the Ancillary Agreements;
(ii)    release any Person from any Liability provided for in or resulting from any other Contract or understanding that is entered into after the Distribution Effective Time between any Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;
(iii)    release any Person other than the Persons released in Section 6.1(a); provided, that the Parties agree not to bring any Action or permit any other member of their respective Group to bring any Action against a Person released in Section 6.1(a) with respect to such Liability; and
(iv)    release any Bioverativ Employee from any Contract with any member of the Biogen Group to the extent related to the Biogen Retained Assets, Biogen Retained Liabilities or Biogen Retained Business.
In addition, nothing contained in Section 6.1(a) shall release Biogen from indemnifying any director, officer or employee of Bioverativ who was a director, officer or employee of Biogen or any of its Affiliates prior to the Distribution Effective Time, as the case may be, with respect to which he or she was entitled to such indemnification pursuant to an obligation existing immediately prior to the Distribution Effective Time; it being understood that if the underlying obligation giving rise to such Action is established by a court of competent jurisdiction to be a Bioverativ Liability, Bioverativ shall indemnify Biogen for such Liability (including Biogen’s costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article VI.
(c)    Each Party shall not, and shall not permit any member of its Group to, make any claim for offset, or commence any Action, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 6.1(a), with respect to any Liabilities released pursuant to Section 6.1(a).
(d)    If any Person associated with a Party (including any director, officer or employee of a Party) initiates any Action with respect to claims released by this Section 6.1, the Party with which such Person is associated shall be responsible for the reasonable fees and expenses of counsel of the other Party and/or the members of such Party’s Group, as applicable, and such other Party shall be indemnified for all Liabilities incurred in connection with such Action in accordance with the provisions set forth in this Article VI.
Section 6.2    Indemnification by Biogen. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Biogen shall and shall cause the other members of the Biogen Group to indemnify, hold harmless and defend the Bioverativ Indemnitees from and against any and all Indemnifiable Losses of the Bioverativ Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Biogen Retained Liabilities, including the failure of any member of the Biogen Group or any other Person to pay, perform or otherwise discharge any Biogen Retained Liability in accordance with its respective terms, whether arising prior to, on or after the Distribution Effective Time, or (b) any breach by Biogen of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “Bioverativ Claim”).
Section 6.3    Indemnification by Bioverativ. In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Distribution Effective Time, Bioverativ shall and shall cause the other members of the Bioverativ Group to indemnify, hold harmless and defend the Biogen Indemnitees from and against any and all Indemnifiable Losses of the Biogen Indemnitees to the extent relating to, arising out of, by reason of or otherwise in connection with (a) the Bioverativ Liabilities, including the failure of any member of the Bioverativ Group or any other Person to pay, perform or otherwise discharge any Bioverativ Liability in accordance with its respective terms, whether prior to, on or after the Distribution Effective Time, or (b) any breach by Bioverativ of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder (each, a “Biogen Claim”).
Section 6.4    Procedures for Indemnification.
(a)    Direct Claims. Other than with respect to Third Party Claims, which shall be governed by Section 6.4(b):
(i)    if a Bioverativ Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Bioverativ Claim, the Bioverativ Indemnitee shall so notify Biogen as promptly as reasonably possible after becoming aware of the existence of such Bioverativ Claim; and
(ii)    if a Biogen Indemnitee has made a determination that it is or may be entitled to indemnification in respect of any Biogen Claim, the Biogen Indemnitee shall so notify Bioverativ as promptly as reasonably possible after becoming aware of the existence of such Biogen Claim
(any such claim made pursuant to Section 6.4(a)(i) or this Section 6.4(a)(ii), a “Direct Claim”).
Each such notice shall be in writing and shall describe in reasonable detail the basis for the claim for indemnification hereunder and set forth, to the extent known, the estimated amount of Indemnifiable Losses for which indemnification may be sought hereunder relating to such claim (including, to the extent practicable, the method of computation thereof); provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. The Indemnifying Party will have a period of forty-five (45) days after receipt of any such notice under this Section 6.4(a) to respond to the claimant thereto. If the Indemnifying Party fails to respond within such period, the claim specified in such notice from the Indemnitee shall be conclusively determined to be a indemnifiable claim for which the Indemnifying Party shall be liable to the applicable Indemnitee(s) hereunder.
(b)    Third Party Claims. If a claim or demand is made against an Indemnitee by any Third Party (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, Biogen (on behalf of the Biogen Indemnitees) or Bioverativ (on behalf of the Bioverativ Indemnitees), as applicable (such claimant, the “Claiming Party”), shall notify the Indemnifying Party of the Third Party Claim in writing and in reasonable detail describing the basis for any claim for indemnification hereunder, referring to the provisions of this Agreement or any Ancillary Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises and including copies of all Third Party written notices and documents received by the Claiming Party (and any or all of its Indemnitees) relating to the Third Party Claim promptly (and in any event within twenty (20) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Claiming Party shall deliver to the Indemnifying Party, promptly (and in any event within five (5) Business Days) after the receipt thereof by the Claiming Party (or any of its Indemnitees), copies of any and all additional Third Party written notices and documents (including court papers) received by the Claiming Party (or any of its Indemnitees) relating to the Third Party Claim. For all purposes of this Section 6.4(b), each Party shall be deemed to have notice of the matters listed or described on Schedule 1.1(19)(ix).
(c)    Subject to the provisions of this Section 6.4(c), the Indemnifying Party has the right, exercisable by written notice to the Claiming Party within thirty (30) days after receipt of notice from the Claiming Party pursuant to Section 6.4(b), to assume and conduct the defense (including, subject to the conditions of this Section 6.4(c), settlement) of such Third Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the applicable Indemnitees. If the Indemnifying Party does not assume the defense of a Third Party Claim in accordance with this Section 6.4(c), the Indemnitee may defend the Third Party Claim. If the Indemnifying Party has assumed the defense of a Third Party Claim as provided in this Section 6.4(c), the Indemnifying Party shall not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim; provided, however, that if (w) in the reasonable judgment of the Indemnitee, after consultation with outside counsel, there exists a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s) in the defense of such Third Party Claim by the Indemnifying Party, (x) the party making such Third Party Claim is a Governmental Authority with regulatory or other authority over the Indemnitee or any of its material assets, (y) the Third Party Claim seeks injunctive or other nonmonetary relief that, if granted, would reasonably be expected to have a material and adverse effect on the Indemnitee’s business or (z) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party shall be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, has the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third Party Claim that the other Person is defending as provided in this

Agreement. The Indemnifying Party, if it has assumed the defense of any Third Party Claim as provided in this Agreement, may not, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed), consent to a settlement or compromise of, or the entry of any judgment arising from, any such Third Party Claim. The Indemnitee may consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, the defense of which has not been assumed by the Indemnifying Party, only with the prior written consent of the Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.
(d)    The Claiming Party and the Indemnifying Party shall (and the Claiming Party shall cause the applicable Indemnitee(s) to) make reasonably available to each other and their respective agents and representatives all relevant records available to them that are necessary or appropriate for the defense of any Third Party Claim, subject to any bona fide claims of attorney-client privilege, and each of the Indemnifying Party and the Claiming Party shall use its reasonable efforts to assist, and to cause the employees and counsel of such party to assist, in the defense of such Third Party Claim. If a Party asserts its right to participate in the defense and investigation of any Third Party Claim, the Party controlling the defense and investigation of such Third Party Claim shall act in good faith and reasonably consult and cooperate with the Indemnified Party or the Indemnifying Party, as the case may be, in connection with any appearances, briefs, arguments and proposals made or submitted by or on behalf of any party in connection with the Third Party Claim (including considering in good faith all reasonable additions, deletions or changes suggested by the Indemnified Party or the Indemnifying Party, as the case may be, in connection any filings made with any Governmental Entity or proposals to the Third Party claimant in connection therewith). With respect to any Third Party Claim that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that, to the extent reasonably practicable, will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims. Notwithstanding the foregoing, nothing in this Section 6.4(d) shall derogate from a Party’s right to control the defense of any Action in accordance with Section 6.4.
(e)    Each of the Parties agrees that at all times from and after the Distribution Effective Time, if an Action is commenced by a Third Party naming two (2) or more Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which one or more named Parties (or any member of such Party’s Group) is a nominal defendant and/or such Action is related solely to an Asset or Liability that the other Party has been allocated under this Agreement, any Ancillary Agreement or any Third Party Agreement, then the other Party or Parties shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.
(f)    The provisions of this Section 6.4 (other than this Section 6.4(f)) and Section 6.7 (other than Section 6.7(g)) shall not apply to Taxes (Taxes being governed by the Tax Matters Agreement).
Section 6.5    Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)    Any recovery by any Party (including any of its Indemnitees) for any Indemnifiable Loss subject to indemnification pursuant to this Article VI shall be calculated (i) net of Insurance Proceeds actually received by such Party (or any of its Indemnitees) with respect to any Indemnifiable Loss and (ii) net of any proceeds actually received by such Party (or any of its Indemnitees) from any Third Party with respect to any such Liability corresponding to the Indemnifiable Loss (“Third Party Proceeds”), in the case of (i) and (ii) net of the costs of collection thereof and any increase in premium attributable thereto under applicable Third Party Policies. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VI to any Indemnitee pursuant to this Article VI shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee corresponding to the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party corresponding to any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)    Insurers and Other Third Parties Not Relieved. The Parties hereby agree that an insurer or other Third Party that would otherwise be obligated to pay any amount shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of any provision contained in this Agreement or any Ancillary Agreement, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit they would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that they would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement or any Ancillary Agreement. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to collect or recover, or allow the Indemnifying Party to collect or recover, or cooperate with each other in collecting or recovering, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification may be available under this Article VI. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Actions to collect or recover Insurance Proceeds, and an Indemnitee need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.
Section 6.6    Contribution. If the indemnification provided for in this Article VI is unavailable for any reason to an Indemnitee (other than failure to provide notice with respect to any Third Party Claims in accordance with Section 6.4(b)) in respect of any Indemnifiable Loss, then the Indemnifying Party shall, in accordance with this Section 6.6, contribute to the Indemnifiable Losses incurred, paid or payable by such Indemnitee as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of Bioverativ and each other member of the Bioverativ Group, on the one hand, and Biogen and each other member of the Biogen Group, on the other hand, in connection with the circumstances which resulted in such Indemnifiable Loss. Solely for purposes of determining relative fault pursuant to this Section 6.6: (i) any fault associated with information contained in the Distribution Disclosure Documents shall be deemed to be allocated to Bioverativ and the other members of the Bioverativ Group; (ii) any fault associated with the conduct of the Biogen Retained Business prior to the Distribution Effective Time shall be deemed to be allocated to Biogen and the other members of the Biogen Group, and no such fault shall be deemed to be the fault of Bioverativ or any other member of the Bioverativ Group; and (iii) any fault associated with the conduct of the Bioverativ Business prior to the Distribution Effective Time shall be deemed to be the fault of Bioverativ and the other members of the Bioverativ Group, and no such fault shall be deemed to be the fault of Biogen or any other member of the Biogen Group.
Section 6.7    Additional Matters; Survival of Indemnities.
(a)    The agreements contained in this Article VI shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; and (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled hereunder. The agreements contained in this Article VI shall survive the Distribution.
(b)    The rights and obligations of each Party and their respective Indemnitees under this Article VI shall survive (i) the sale or other Transfer by any Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities and (ii) any merger, consolidation, business combination, sale of all or substantially all of the Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of its Subsidiaries.

(c)    Except to the extent set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the provisions of this Article VI shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement or any Ancillary Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VI against any Indemnifying Party.
(d)    Notwithstanding the foregoing, to the extent any Ancillary Agreement provides procedures for indemnification or contribution that differ from the provisions set forth in this Article VI, the terms of the Ancillary Agreement will govern.
(e)    Any amounts payable pursuant to this Article VI shall be paid without duplication, and in no event shall any Party receive any payment in respect of an Indemnifiable Loss or receive contribution under different provisions of any Ancillary Agreement in respect of the same Liabilities.
(f)    Any amount to be paid or reimbursed by an Indemnifying Party (or a member of such Party’s Group) to an Indemnitee pursuant to this Article VI shall be paid in accordance with the procedures set forth in Section 10.11.
(g)    The Parties shall report for all Tax purposes any amounts payable pursuant to this Article VI in accordance with Section 13.01 of the Tax Matters Agreement.
ARTICLE VII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE
Section 7.1    Preservation of Information.
(a)    Except as otherwise required or agreed in writing, or as otherwise provided in any Ancillary Agreement, with regard to any information referenced in Section 7.3, each Party shall use its commercially reasonable efforts, at its sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to Biogen’s applicable record retention policy as in effect immediately prior to the Distribution, including, without limitation, pursuant to any “Litigation Hold” issued by Biogen or any of its Subsidiaries prior to the Distribution, (ii) the concluding date of any period as may be required by any applicable Law, (iii) the concluding date of any period during which such Information relates to a pending or threatened Action which is known to the members of the Biogen Group or Bioverativ Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire, and (iv) the concluding date of any period during which the destruction of such Information could interfere with a pending or threatened investigation by a Governmental Entity which is known to the members of the Biogen Group or Bioverativ Group, as applicable, in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire; provided, that with respect to any pending or threatened Action arising after the Distribution, clause (iii) of this sentence applies only to the extent that whichever member of the Biogen Group or Bioverativ Group, as applicable, is in possession of such Information has been notified in writing pursuant to a “Litigation Hold” by the other Party of the relevant pending or threatened Action. The Parties agree that upon written request from either Party that certain Information relating to the Bioverativ Business, the Biogen Retained Business or the transactions contemplated hereby be retained in connection with an Action, the other Party shall use reasonable efforts to preserve and not to destroy or dispose of such Information without the consent of the requesting Party.
(b)    Biogen and Bioverativ intend that any transfer of information that would otherwise be within the attorney-client or attorney work product privileges not operate as a waiver of any potentially applicable privilege.
Section 7.2    Financial Statements and Accounting.
(a)    From the Distribution Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2017, each Party agrees to provide reasonable assistance and, subject to Section 7.6, reasonable access to its properties, books and records, other information in its possession and control and personnel, and to use its commercially reasonable efforts to cooperate with the other Party’s requests, in each case to enable (i) such other Party to meet its timetable for dissemination of its earnings releases, financial statements and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K, (ii) such other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements of such other Party, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and (iii) such other Party to respond to any written request or official comment from a Governmental Entity, including in connection with responding to a comment letter from the Commission; provided, that in connection with this clause (iii), each Party shall provide reasonable access on the terms set forth in this Section 7.2 for a period of three (3) years following the Distribution Date.

(b)    Nothing in this Article VII shall require any Party to violate any agreement with any Third Party regarding the confidentiality of Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 7.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such Third Party’s written consent to the disclosure of such Information.
Section 7.3    Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article VI (in which event the provisions of such Article VI shall govern) or for matters related to provision of Tax records (in which event the provisions of the Tax Matters Agreement shall govern), and subject to appropriate restrictions for Privileged Information or Confidential Information:
(a)    From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Bioverativ for specific and identified information that: (i) primarily relates to Bioverativ or the Bioverativ Business, as the case may be, prior to the Distribution Effective Time; (ii) is necessary for Bioverativ to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Biogen and/or Bioverativ are parties; (iii) is otherwise required by Bioverativ with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Bioverativ (including under applicable securities laws) by a Governmental Entity having jurisdiction over Bioverativ; or (iv) is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Biogen shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information (or the originals thereof if Bioverativ has a reasonable need for such originals) in the possession or control of Biogen or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Bioverativ or any of its Subsidiaries; provided, that, to the extent any originals are delivered to Bioverativ pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Bioverativ shall, at its own expense, return them to Biogen within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Biogen, in its sole discretion, determines that any such access or the provision of any such information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, rights under the work product doctrine or other applicable privilege, Biogen shall not be obligated to provide such information requested by Bioverativ. Notwithstanding the foregoing, Biogen shall not be obligated to provide any requested information pursuant to clause (iii) or (iv) above following the date that is eighteen (18) months from the date of this Agreement (or such later time or times as the Parties may agree).

(b)    From and after the Distribution Effective Time, and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Biogen for specific and identified information that: (i) primarily relates to Biogen or the Biogen Retained Business, as the case may be, prior to the Distribution Effective Time; (ii) is necessary for Biogen to comply with the terms of, or otherwise perform under, any Shared Contract or Ancillary Agreement to which Biogen and/or Bioverativ are parties; (iii) is otherwise required by Biogen with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Biogen (including under applicable securities laws) by a Governmental Entity having jurisdiction over Biogen; or (iv) is otherwise for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, Action or other similar requirements, as applicable, Bioverativ shall provide, as soon as reasonably practicable following the receipt of such request, appropriate access or, to the extent such information is reasonably practicable to identify and extract, copies of such information (or the originals thereof if Biogen has a reasonable need for such originals) in the possession or control of Bioverativ or any of its Subsidiaries, but only to the extent such items so relate and are not already in the possession or control of Biogen or any of its Subsidiaries; provided that, to the extent any originals are delivered to Biogen pursuant to this Agreement, a Shared Contract or the Ancillary Agreements, Biogen shall, at its own expense, return them to Bioverativ within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Bioverativ, in its sole discretion, determines that any such access or the provision of any such information (including information requested under Section 7.2) would violate any Law or Contract with a Third Party or waive any attorney-client privilege, the work product doctrine or other applicable privilege, Bioverativ shall not be obligated to provide such information requested by Biogen. Notwithstanding the foregoing, Bioverativ shall not be obligated to provide any requested information pursuant to clause (iii) or (iv) above following the date that is eighteen (18) months from the date of this Agreement (or such later time or times as the Parties may agree).
(c)    In connection with the provision of information under this Section 7.3, the providing Party shall be entitled to redact any portion of the information to the extent related to any matter other than the receiving Party's business. Each of Biogen and Bioverativ agree to make their respective personnel available during regular business hours to discuss the information exchanged pursuant to this Section 7.3.
Section 7.4    Witness Services; Cooperation. At all times from and after the Distribution Effective Time, each of Biogen and Bioverativ shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses to the extent that (i) such Persons may reasonably be required to testify in connection with the prosecution or defense of any Action in which the requesting

Party may from time to time be involved (except for claims, demands or Actions in which one or more members of one Group is adverse to one or more members of the other Group) and (ii) there is no conflict in the Action between the requesting Party and the other Party. Notwithstanding any provisions of Article VII to the contrary, after the Distribution Effective Time, each Party shall use commercially reasonable efforts to assist (or cause the other members of its Group to assist) the other with respect to any Action or potential Action upon the request of such other Party, provided that any such expenses incurred in connection therewith shall be at such other Party’s sole expense.
Section 7.5    Reimbursement; Other Matters. Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party providing information, access to information or services to the other Party pursuant to this Article VII shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred and properly paid under applicable Law in providing such information, access to such information or services.
Section 7.6    Confidentiality.
(a)    Except as otherwise provided herein, in any Ancillary Agreement, or in any Contract between a Party or its Subsidiaries, on the one hand, and their respective employees, on the other hand, each of Biogen and Bioverativ shall hold, and shall cause the other members of their respective Groups and their respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Biogen’s Confidential Information pursuant to policies and procedures in effect as of the Distribution Effective Time, and not disclose or release, or permit to be disclosed or released, all Confidential Information of the other Party that is either in the first Party's possession (including Confidential Information in its possession prior to the Distribution Effective Time) or furnished by the other Party or any member of its Group or their respective Representatives at any time pursuant to this Agreement or any Ancillary Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder or under any Ancillary Agreement. If any Confidential Information is disclosed to any member of the other Party’s Group in connection with providing services to any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed Confidential Information shall be used by the applicable member of such other Party’s Group only as required to provide such services.

(b)    Notwithstanding anything the contrary in this Section 7.6, each Party may disclose, or may permit disclosure of, the other Party's Confidential Information: (i) to its Representatives who have a need to know such information for non-commercial purposes and are informed of the obligation to hold such information confidential and in respect of whose failure to comply with such obligations, the first Party will be responsible or (ii) if any Party or any other member of its Group is required or requested to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with an Action brought by a Governmental Entity that it is advisable to do so. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party pursuant to clause (ii) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such requirement or request and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.
(c)    Each of Biogen and Bioverativ shall inform their respective Representatives who have or have access to the other Party’s Confidential Information of their obligation to hold such information confidential in accordance with the provisions of this Agreement.
(d)    Without limiting the foregoing, when any Confidential Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party shall, at its option and as promptly as practicable after receiving a written request from the other Party, either (i) return to such other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or (ii) certify to such other Party that the first Party has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such first Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage.
(e)    Each Party acknowledges that it and its respective Subsidiaries may presently have and, following the Distribution Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such

Third Parties, on the one hand, and the other Party (or another member of its Group), on the other hand, prior to the Distribution Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party (or another member of its Group) and that may be subject to and protected by privacy, data protection or other applicable Laws. As may be provided in more detail in an applicable Ancillary Agreement, each Party agrees that it shall hold, protect and use, and shall cause the other members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Distribution Effective Time or affirmative commitments or representations that were made before the Distribution Effective Time by, between or among the other Party (or other member(s) of its Group), on the one hand, and such Third Parties, on the other hand.
(f)    The Parties agree that irreparable damage may occur in the event that the provisions of this Section 7.6 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall have the right to seek specific performance and injunctive or other equitable relief in accordance with Section 10.12, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.
(g)    For the avoidance of doubt and notwithstanding any other provision of this Section 7.6, (i) the sharing of Privileged Information shall be governed solely by Section 7.7, and (ii) information that is subject to any confidentiality provision or other disclosure restriction in any Ancillary Agreement shall be governed by the terms of such Ancillary Agreement.
Section 7.7    Privilege Matters.
(a)    Pre-Distribution Services. The Parties recognize that legal and other professional services that have been and will be provided prior to the Distribution Effective Time have been and will be rendered for benefit of Biogen and its Subsidiaries, including the members of the Bioverativ Group. Accordingly, with respect to such pre-Distribution services, the Parties agree as follows:
(i)    (A) Biogen shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Biogen Retained Business, whether or not the Privileged Information is in the possession or under the control of a member of the Biogen Group or the Bioverativ Group and (B) Biogen shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Biogen Retained Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Biogen Group or the Bioverativ Group;
(ii)    (A) Bioverativ shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Bioverativ Business, whether or not the Privileged Information is in the possession or under the control of a member of the Bioverativ Group or the Biogen Group and (B) Bioverativ shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Bioverativ Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of a member of the Bioverativ Group or the Biogen Group;
(iii)    If Biogen and Bioverativ do not agree as to whether certain information is Privileged Information, then the information shall be treated as Privileged Information, and the Party who believes such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information unless the Parties otherwise agree;
(iv)    Bioverativ agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Biogen (or any member of its Group) has a Privilege, without the written consent of Biogen; and
(v)    Biogen agrees that it shall not (and shall cause the members of its Group not to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which Bioverativ (or any member of its Group) has a Privilege, without the written consent of Bioverativ.
(b)    Post-Distribution Services. The Parties recognize that legal and other professional services will be provided following the Distribution Effective Time to each of Biogen (or any member of its Group) and Bioverativ (or any member of its Group). The Parties further recognize that certain of such post-Distribution services will be rendered solely for the benefit of Biogen (or any member of its Group) or Bioverativ (or any member of its Group), as the case may be, while other such post-Distribution services may be rendered jointly to both Biogen (or any member of its Group) and Bioverativ (or any member of its Group) with respect to claims, proceedings, litigation, disputes, or other matters which involve one or more members of both the Biogen Group and the Bioverativ Group. With respect to such post- Distribution services and related information subject to Privilege (“Privileged Information”), the Parties agree as follows:
(i)    All Privileged Information based on post-Distribution services rendered jointly to both one or more members of the Biogen Group and Bioverativ Group relating to any claims, proceedings, litigation, disputes or other matters which involve both the Biogen Group and the Bioverativ Group (“Shared Privileged Information”) shall be subject to a shared Privilege among such parties involved in the claims, proceedings, litigation, disputes or other matters at issue; and
(ii)    Privileged Information relating to post-Distribution services provided solely to one of Biogen (or any member of its Group) or Bioverativ (or any member of its Group) shall not be deemed shared between the Parties (or among the members of their respective Groups).
(iii)    No Party may (or cause or permit any member of its Group to) waive, or allege or purport to waive, any Privilege which could be asserted under any applicable Law with respect to Shared Privileged Information, without the written consent of the other Party, which shall not be unreasonably withheld or delayed;
(iv)    If a dispute arises between or among the Parties or their respective Group members regarding whether a Privilege should be waived to protect or advance the interest of any Party (or members of its Group) with respect to Shared Privileged Information, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party's Group, and shall not unreasonably withhold consent to any request for waiver by the other Party, and each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect the legitimate interests of its Group; and
(v)    If, within fifteen (15) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived with respect to Shared Privileged Information, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance the legitimate interests of its Group, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence proceedings to enjoin such waiver under applicable Law shall be deemed full and effective consent to such waiver. In the event proceedings are commenced as described above, the Parties agree that any such Privilege shall not be waived by either Party until the final determination of such dispute.
(c)    The Parties agree that Shared Privileged Information shall continue to be held subject to Privilege even if adversity of interest may subsequently be discerned or arise between Parties or their respective Group members. Further, in the event a Party or any member of its Group becomes adverse to the other Party or any member of its Group, each Party agrees that it shall not (and shall not cause or permit any member of its Group to) seek to disqualify any law firms who have or have had access to Shared Privileged Information from continuing to represent members of the other Party's Group, as applicable, solely by having, or having had access to such Shared Privileged Information.
(d)    Nothing in this Section 7.7 shall be construed or interpreted to restrict the right or authority of the Parties to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information.
(e)    The transfer of all information pursuant to this Agreement is made in reliance on the agreement of Biogen or Bioverativ as set forth in Section 7.6 and this Section 7.7, to maintain the confidentiality of Privileged Information, and to assert and maintain any applicable Privilege. The access to information being granted pursuant to Section 7.2 and Section 7.3, the agreement to provide witnesses and individuals pursuant to Section 7.4, the furnishing of notices and documents and other cooperative efforts contemplated by Section 6.4 and the transfer of Privileged Information between the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 7.8    Ownership of Information. Any information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VII shall be deemed to remain the property of the providing Party. Unless expressly set forth herein, nothing contained in this Agreement shall be construed as granting a license or other rights to any Party with respect to any such information, whether by implication, estoppel or otherwise.

Section 7.9    Other Agreements. The rights and obligations granted under this Article VII are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.
ARTICLE VIII

DISPUTE RESOLUTION
Section 8.1    Negotiation. In the event of (i) a controversy, dispute or Action arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, including any Action based on contract, tort, statute or constitution, or (ii) a claim with respect to the inadvertent transfer or omission of an Asset or Liability as contemplated by the definition of “Biogen Retained Asset”, “Biogen Retained Liability”, “Bioverativ Asset” or “Bioverativ Liability”, respectively (collectively, “Disputes”), the appropriate executives of the Parties who have authority to settle the Dispute (or such other individuals designated by the respective executives) shall negotiate for a reasonable period of time to settle such Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the Parties in writing, exceed fifteen (15) Business Days from the time of receipt by a Party of written notice of such Dispute (“Dispute Notice”). If the Dispute has not been resolved within fifteen (15) Business Days after receipt of the Dispute Notice, the respective Chief Executive Officers or their respective designees (with full settlement authority) of Biogen and Bioverativ shall meet in person (or where necessary, by phone) at a mutually acceptable time and, if applicable, place, and thereafter as often as they reasonably deem necessary, to attempt in good faith to resolve the Dispute. If the Dispute has not been resolved within forty-five (45) days after receipt of the Dispute Notice (“Negotiation Period”), the Parties shall be permitted to seek any and all remedies pursuant to this Agreement or the Ancillary Agreements in addition to any and all other rights and remedies at law or in equity. The Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and, other than with respect to this Article VIII, any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Dispute has been resolved. Notwithstanding anything in this Section 8.1 to the contrary, nothing in this Section 8.1 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, prior to the expiration of the Negotiation Period, if necessary to protect the interests of such Party.

Section 8.2    Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement, any Shared Contract and each Ancillary Agreement during the course of a Dispute with respect to all matters not subject to such Dispute.
ARTICLE IX

INSURANCE MATTERS
Section 9.1    Rights to Biogen Policies.
(a)    Bioverativ acknowledges and agrees that, from and after the Distribution Effective Time, except as expressly provided in this Agreement or any Ancillary Agreement, neither Bioverativ nor any member of the Bioverativ Group shall have any rights to or under any Policies of Biogen, other than any insurance Policies acquired prior to the Distribution Effective Time, including any renewal thereof, directly by and in the name of Bioverativ or a member of the Bioverativ Group or as expressly provided in Section 6.5 or this Article IX. For the avoidance of doubt, Bioverativ acknowledges and agrees that the Bioverativ Group and not any member of the Biogen Group shall be responsible for establishing any and all insurance programs required to comply with the Bioverativ Group’s contractual obligations and such other insurance Policies required by Law or as necessary or appropriate to operate the Bioverativ Business, including with respect to general liability, product liability, workers’ compensation, directors’ and officers’ liability and fiduciary liability.
(b)    The Parties acknowledge that, as of the Distribution Date, Biogen’s director and officer liability insurance policies will provide insurance coverage for directors and officers of Bioverativ who served as directors, officers or employees of Biogen or any of its Subsidiaries prior to the Distribution Effective Time, for (i) wrongful acts occurring prior to the Distribution Effective Time related to the Biogen Retained Business and (ii) certain non-indemnifiable wrongful acts occurring prior to the Distribution Effective Time related to the Bioverativ Business. Biogen agrees not to terminate or amend this coverage in a manner materially adverse to these individuals.
(c)    This Agreement shall not be considered as an attempted assignment of any insurance Policy or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Biogen Group in respect of any of the Biogen insurance Policies and programs or any other contract or policy of insurance. The Biogen Group may, at any time, without liability or obligation to any member of the Bioverativ Group, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any insurance Policies (and claims of the Bioverativ Group pursuant to this Article IX shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications).

(d)    No member of the Biogen Group shall have any obligation to secure extended reporting for any claims under any member of the Biogen Group’s claims-made or occurrence-reported liability policies for any acts or omissions by any member of the Bioverativ Group incurred prior to the Distribution Effective Time.
Section 9.2    Claims. Nothing in this Article IX will be construed to limit or otherwise alter in any way the indemnity obligations of the Parties, including (i) with respect to the Bioverativ Group, Bioverativ Liabilities, (ii) with respect to the Biogen Group, Biogen Retained Liabilities and (iii) those created by this Agreement, by operation of law or otherwise. The Parties acknowledge that Biogen has used its commercially reasonable efforts to structure its director and officer insurance Policies consistent with such indemnity obligations.
ARTICLE X

MISCELLANEOUS
Section 10.1    Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, this Agreement shall control (except with respect to the Tax Matters Agreement, the IP License Agreement and the Employee Matters Agreement, in which case such Ancillary Agreement shall control). Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters to the extent relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern, except to the extent expressly provided herein or therein.
Section 10.2    Transaction Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the other Transaction Agreements.
Section 10.3    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 10.4    Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.
Section 10.5    Fees, Costs and Expenses.
(a)    Except as otherwise agreed to in writing by the Parties, all out-of-pocket fees, costs and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Distribution Disclosure Documents and the consummation of the transactions contemplated hereby and thereby, including the Separation, shall be borne and paid by Biogen; provided, however, that Biogen shall bear the expense of all recordation of Intellectual Property Transferred at or prior to the Distribution Effective Time pursuant to this Agreement, whether such recordation occurs prior to or after the Distribution Effective Time.
(b)    Except as otherwise expressly provided in this Agreement (including this Section 10.5) or any Ancillary Agreement, or as otherwise agreed to in writing by the Parties, each Party shall bear its own out-of-pocket fees, costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities.
(c)    With respect to any post-Distribution expenses incurred pursuant to a request for further assurances granted under Section 2.7, the Parties agree that any and all fees, costs and expenses incurred by either Party shall be borne and paid by the requesting Party; it being understood that no Party shall be obliged to incur any Third Party accounting, consulting, advisor, banking or legal fees, costs or expenses, and the requesting Party shall not be obligated to pay such fees, costs or expenses, unless such fee, cost or expense shall have had the prior written approval of the requesting Party.
(d)    Notwithstanding the foregoing, each Party shall be responsible for paying its own internal fees, costs and expenses (e.g., salaries of personnel).

Section 10.6    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.6):
To Biogen:
Biogen Inc.
225 Binney Street
Cambridge, MA 02142
Attn: Chief Legal Officer
To Bioverativ:
Bioverativ Inc.
225 Second Avenue
Waltham, MA 02451
Attn: Chief Legal Officer

Section 10.7    Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).
Section 10.8    Assignment. No party may assign any rights or delegate any obligations arising under Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party, and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Biogen, to a Subsidiary of Biogen (so long as such Subsidiary remains a Subsidiary of Biogen), (ii) with respect to Bioverativ, to a Subsidiary of Bioverativ (so long as such Subsidiary remains a Subsidiary of Bioverativ) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 10.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.
Section 10.9    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 10.10    Termination and Amendment. This Agreement (including Article VI hereof) may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole discretion of Biogen without the approval of Bioverativ or the stockholders of Biogen. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination. After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Biogen and Bioverativ.
Section 10.11    Payment Terms.
(a)    Except as set forth in Article VI or as otherwise expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)    Except as set forth in Article VI or as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)    Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Biogen or Bioverativ under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.
Section 10.12    Specific Performance. From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Parties agree that the Party or Parties to this Agreement or such Ancillary Agreement who are or are to be thereby aggrieved shall, subject to the terms of Article VIII, have the right to seek specific performance and injunctive or other equitable relief of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement or any Ancillary Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 10.13    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 10.14    Third Party Beneficiaries. Except (i) as provided in Article VI relating to Indemnitees and for the releases under Section 6.1 of any Person as provided therein and (ii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.
Section 10.15    Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 10.16    Exhibits and Schedules.
(a)    The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
(b)    Subject to the prior written consent of the other Party (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Distribution Effective Time.
Section 10.17    Governing Law. This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.
Section 10.18    Consent to Jurisdiction. All Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court or United States federal court sitting in the State of Delaware (such courts, “Delaware Courts”). Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 10.6 shall be effective service of process for any Action in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 10.18. Consistent with the foregoing in this Section 10.18, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.
Section 10.19    Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO,

OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.19.
Section 10.20    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 10.21    Public Announcements. From and after the Distribution Effective Time, Biogen and Bioverativ shall consult with each other before issuing, and each shall give the other the opportunity to review and comment upon, that portion of any press release or other public statement, including a statement made to its investors, that relates to the transactions contemplated by this Agreement or the Ancillary Agreements, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) for disclosures made that are substantially identical to disclosure contained in any Distribution Disclosure Document or any prior written public statement not made in violation of this Section 10.21; or (c) with respect to a Party, for disclosure concerning the ordinary course operation of such Party's business (other than any Dispute), notwithstanding that the disclosure may relate to arrangements under the Manufacturing and Supply Agreement or Transition Services Agreement (including the exhibits and schedules thereto).
Section 10.22    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
Section 10.23    No Duplication; No Double Recovery. Nothing in this Agreement or any Ancillary Agreement is intended to confer to or impose upon any Party a duplicative right,

entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances (including with respect to the rights, entitlements, obligations and recoveries that may arise out of one or more of Section 6.2, Section 6.3, Section 6.4, Section 6.5 and Section 6.6).
Section 10.24    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.25    No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Biogen and Bioverativ and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of Biogen or Bioverativ.
[Signature Page Follows]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.
BIOGEN INC.

By:    /s/ Paul Clancy
Name:    Paul Clancy
Title:    Executive Vice President, Chief Financial Officer

BIOVERATIV INC.

By:    /s/ John G. Cox
Name:    John G. Cox
Title:    Chief Executive Officer

[Signature Page to Separation Agreement]